                                                          EXHIBIT 1






                              PURCHASE AGREEMENT

                                by and between

                         Jacobs Engineering Group Inc.

                                      and

                                   CRSS Inc.

                             _____________________

                                     dated
                                 July 29, 1994

                             _____________________

                               TABLE OF CONTENTS

                                                              Page



PURCHASE AGREEMENT . . . . . . . . . . . . . . . . . . . . .    1

RECITALS . . . . . . . . . . . . . . . . . . . . . . . . . .    1

AGREEMENT  . . . . . . . . . . . . . . . . . . . . . . . . .    1

ARTICLE ONE:   DEFINITIONS . . . . . . . . . . . . . . . . .    1

ARTICLE TWO:   CONVEYANCE, CONSIDERATION AND RELATED MATTERS    8

     2.1  Agreement of Purchase and Sale . . . . . . . . . .    8

     2.2  Determination of Purchase Price  . . . . . . . . .    8

     2.3  Closing  . . . . . . . . . . . . . . . . . . . . .   10

     2.4  Sales, Transfer and Documentary Taxes, etc.  . . .   11

ARTICLE THREE: REPRESENTATIONS AND WARRANTIES OF CRSS  . . .   11

     3.1  Organization and Standing  . . . . . . . . . . . .   11

     3.2  Authorized and Outstanding Capitalization  . . . .   11

     3.3  Subsidiaries . . . . . . . . . . . . . . . . . . .   12

     3.4  Financial Statements . . . . . . . . . . . . . . .   12

     3.5  Absence of Changes . . . . . . . . . . . . . . . .   13

     3.6  Tax and Other Returns and Reports  . . . . . . . .   15

     3.7  Real Property; Environmental Laws  . . . . . . . .   15

     3.8  Contracts  . . . . . . . . . . . . . . . . . . . .   17

     3.9  Equipment and Other Assets . . . . . . . . . . . .   18

     3.10 Accounts Receivable  . . . . . . . . . . . . . . .   18

     3.11 Backlog  . . . . . . . . . . . . . . . . . . . . .   18

     3.12 Intellectual Property Rights . . . . . . . . . . .   19

     3.13 Title to Assets  . . . . . . . . . . . . . . . . .   19

     3.14 Insurance Policies; Bonds  . . . . . . . . . . . .   20

     3.15 Material Contracts . . . . . . . . . . . . . . . .   21

     3.16 Labor Matters.   . . . . . . . . . . . . . . . . .   22

     3.17 Compliance with Laws . . . . . . . . . . . . . . .   23

     3.18 Litigation . . . . . . . . . . . . . . . . . . . .   24

     3.19 [Intentionally Omitted]  . . . . . . . . . . . . .   25

     3.20 Corporate Power; Authorization; Enforceable

          Obligations  . . . . . . . . . . . . . . . . . . .   25

     3.21 Validity of Contemplated Transactions, etc.  . . .   25

     3.22 No Conflicts of Interest . . . . . . . . . . . . .   25

     3.23 Inspection of Documents  . . . . . . . . . . . . .   26

     3.24 Officers, Directors and Agents . . . . . . . . . .   26

     3.25 Bank Accounts  . . . . . . . . . . . . . . . . . .   26

     3.26 Employee Benefit Plans; ERISA  . . . . . . . . . .   26

     3.27 Contracts With Government Agencies . . . . . . . .   28

     3.28 Disclosure . . . . . . . . . . . . . . . . . . . .   29

ARTICLE FOUR:  REPRESENTATIONS AND WARRANTIES OF JACOBS  . .   29

     4.1  Organization and Standing  . . . . . . . . . . . .   29

     4.2  Authority  . . . . . . . . . . . . . . . . . . . .   29

     4.3  Corporate Power; Authorization Enforceable

          Obligations  . . . . . . . . . . . . . . . . . . .   29

     4.4  Validity of Contemplated Transactions, etc.  . . .   30

ARTICLE FIVE:  [INTENTIONALLY OMITTED] . . . . . . . . . . .   30

ARTICLE SIX:   OBLIGATIONS OF THE PARTIES  . . . . . . . . .   30

     6.1  Commercially Reasonable Efforts  . . . . . . . . .   30

     6.2  Hart-Scott-Rodino Filings  . . . . . . . . . . . .   30

     6.3  Public Announcements . . . . . . . . . . . . . . .   31

     6.4  Tax Matters  . . . . . . . . . . . . . . . . . . .   31

     6.5  WARN Act . . . . . . . . . . . . . . . . . . . . .   35

     6.6  Allocation of Employee Plan Responsibilities . . .   36

     6.7  Post-Closing Access to Information and Personnel .   37

ARTICLE SEVEN: CONDITIONS TO EACH PARTY'S OBLIGATIONS TO

               EFFECT THE TRANSACTIONS CONTEMPLATED HEREBY .   37

     7.1  H-S-R Act  . . . . . . . . . . . . . . . . . . . .   37

     7.2  No Injunctions . . . . . . . . . . . . . . . . . .   37

     7.3  Absence of Other Matters . . . . . . . . . . . . .   37

     7.4  Employment Agreements  . . . . . . . . . . . . . .   38

     7.5  Intercompany Indebtedness  . . . . . . . . . . . .   38

     7.6  Service Mark.    . . . . . . . . . . . . . . . . .   38

ARTICLE EIGHT: CONDITIONS PRECEDENT TO PERFORMANCE BY JACOBS   38

     8.1  Warranties and Representations . . . . . . . . . .   38

     8.2  Covenants  . . . . . . . . . . . . . . . . . . . .   38

     8.3  No Adverse Changes . . . . . . . . . . . . . . . .   39

     8.4  Officers' Certificates . . . . . . . . . . . . . .   39

     8.5  Opinion of Counsel . . . . . . . . . . . . . . . .   39

     8.6  Corporate Approvals  . . . . . . . . . . . . . . .   41

     8.7  Consents . . . . . . . . . . . . . . . . . . . . .   41

     8.8  Deadline . . . . . . . . . . . . . . . . . . . . .   41

     8.9  Form and Substance of Documents  . . . . . . . . .   41

     8.10 [Intentionally Omitted.] . . . . . . . . . . . . .   41

     8.11 Financial Condition  . . . . . . . . . . . . . . .   41

     8.12 Covenant not to Compete  . . . . . . . . . . . . .   41

     8.13 Confidentiality Agreements . . . . . . . . . . . .   42

ARTICLE NINE:  CONDITIONS PRECEDENT TO PERFORMANCE BY CRSS     42

     9.1  Warranties and Representations . . . . . . . . . .   42

     9.2  Covenants  . . . . . . . . . . . . . . . . . . . .   42

     9.3  Officers' Certificates . . . . . . . . . . . . . .   42

     9.4  Opinion of Counsel . . . . . . . . . . . . . . . .   42

     9.5  Deadline . . . . . . . . . . . . . . . . . . . . .   43

     9.6  Corporate Approvals  . . . . . . . . . . . . . . .   43

     9.7  Satisfaction of CRSS . . . . . . . . . . . . . . .   43

ARTICLE TEN:   THE CLOSING . . . . . . . . . . . . . . . . .   43

     10.1 Deliveries by the Corporations . . . . . . . . . .   44

     10.2 Deliveries by Jacobs . . . . . . . . . . . . . . .   45

     10.3 Other Deliveries at Closing  . . . . . . . . . . .   99

     10.4 Concurrent Deliveries  . . . . . . . . . . . . . .   99

ARTICLE ELEVEN:     OBLIGATIONS OF THE PARTIES AFTER CLOSING   99

     11.1 Adjustments for At Risk Contracts  . . . . . . . .   99

     11.2 Trade Names  . . . . . . . . . . . . . . . . . . .  101

     11.3 Confidential Information . . . . . . . . . . . . .  102

     11.4 Performance of Certain Contracts After Closing . .  102

     11.5 Hiring of Employees of the Corporations  . . . . .  103

     11.6 Certified Financial Statements of the Corporations  104

     11.7 Maintenance of Books and Records . . . . . . . . .  104

     11.8 Payments Received  . . . . . . . . . . . . . . . .  105

     11.9 Further Assurances of CRSS . . . . . . . . . . . .  105

     11.10 Further Assurances of Jacobs  . . . . . . . . . .  106

     11.11 Insurance Coverage  . . . . . . . . . . . . . . .  106

     11.12 Liabilities Not to be Assumed by Jacobs . . . . .  106

ARTICLE TWELVE:     INDEMNIFICATION  . . . . . . . . . . . .  108

     12.1 General Indemnification Obligation . . . . . . . .  108

     12.2 General Indemnification Obligation of Jacobs . . .  109

     12.3 Method of Asserting Claims, Etc. . . . . . . . . .  110

     12.4 Compensation for Claims  . . . . . . . . . . . . .  112

     12.5 No Waiver of Subrogation . . . . . . . . . . . . .  112

     12.6 Cooperation of the Parties . . . . . . . . . . . .  112

     12.7 Claims Against Former Corporation Employees  . . .  113

     12.8 Limitation on Indemnification  . . . . . . . . . .  113

     12.9 Survival of Representations; Time Limitations  . .  113

     12.10 Attorneys' Fees . . . . . . . . . . . . . . . . .  113

     12.11 Remedies Exclusive  . . . . . . . . . . . . . . .  114

ARTICLE THIRTEEN:   COSTS  . . . . . . . . . . . . . . . . .  114

     13.1 Brokers' Commissions . . . . . . . . . . . . . . .  114

     13.2 Costs and Expenses . . . . . . . . . . . . . . . .  114

ARTICLE FOURTEEN:   FORM OF AGREEMENT  . . . . . . . . . . .  114

     14.1 Usage Conventions  . . . . . . . . . . . . . . . .  114

     14.2 Integration  . . . . . . . . . . . . . . . . . . .  114

     14.3 Counterparts . . . . . . . . . . . . . . . . . . .  115

     14.4 Warranties and Representations . . . . . . . . . .  115

ARTICLE FIFTEEN:    PARTIES  . . . . . . . . . . . . . . . .  115

     15.1 No Third Party Beneficiaries . . . . . . . . . . .  115

     15.2 Successors and Assigns . . . . . . . . . . . . . .  115

ARTICLE SIXTEEN:    GOVERNING LAW  . . . . . . . . . . . . .  115

ARTICLE SEVENTEEN:  NOTICES  . . . . . . . . . . . . . . . .  115

ARTICLE EIGHTEEN:   CONSENT TO JURISDICTION  . . . . . . . .  116

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ANNEXES AND EXHIBITS TO AGREEMENT  . . . . . . . . . . . . .  118

                              PURCHASE AGREEMENT

          This Purchase Agreement ("Agreement") is made and entered into on July 29, 1994, by and between Jacobs Engineering Group Inc., a Delaware corporation ("Jacobs"), and CRSS Inc., a Delaware corporation ("CRSS").

                                   RECITALS

          This Agreement is made and entered into with respect to the following facts, each of which all parties deem to be material:

          CRSS desires to sell to Jacobs, and Jacobs desires to purchase, all as hereinafter provided, the Business to be Acquired. The Business to be Acquired is owned and operated by Constructors, International, New York, Civil, Illinois, Engineers and Enterprises, exclusive of their respective subsidiaries (other than Illinois). Accordingly, it is the intention of the parties that CRSS sell, or cause to be sold, to Jacobs, and that Jacobs purchase, all of the issued and outstanding equity securities of Constructors, International and New York and substantially all of the assets of Engineers, Civil and Illinois, subject to agreed upon liabilities of Engineers, Enterprises, Civil and Illinois, as hereinafter provided.

                                   AGREEMENT

          In consideration of the foregoing, the covenants, warranties and conditions herein contained, and the mutual benefits to be derived therefrom the parties hereby mutually warrant, represent, covenant and agree with each other as follows:

          ARTICLE ONE:   DEFINITIONS

          Unless otherwise stated in this Agreement or the context otherwise requires, the following terms, whether or not capitalized, shall have the meanings in this Agreement as set forth or referred to in this Article One.

               "Affiliate." Any Person controlling, controlled by, or under common control with another "Person". For this sole purpose "control" shall mean the ownership, directly or indirectly through the control of another person, of 50% or more of the outstanding equity securities of a Person.

               "Agreement."  This Agreement.

               "Ancillary Contracts" shall mean all contracts entered into by any of the Corporations in order to conduct the Business to be Acquired (other than Customer Contracts, Leases and Personal Property Leases) to which CRSS or a CRSS Subsidiary is a party for the benefit of any of the Corporations.

               "Asset Corporation" shall mean Engineers, Enterprises, Civil and Illinois.

               "Assumed Contract" shall mean a Customer Contract that is not Complete on the Closing Date.

               "At Risk Contracts." As defined in Section 11.1 of this
Agreement.

               "Audited Financial Statements." As defined in Section 3.4 of this Agreement.

               "Business to be Acquired" shall mean the engineering and construction management businesses presently conducted by CRSS through or on behalf of the Corporations, but including their respective corporate names, employees and all cash, Intellectual Property Rights and any and all other assets and liabilities (including off balance sheet assets and obligations) related to such businesses. The Business to be Acquired includes all assets and liabilities included in the Closing Date Consolidating Balance Sheet as well as off balance sheet items such as proposals, future contracts, contracts, leases, letters of credit, bonds, and guarantees, but the Business to be Acquired does not include the Retained Assets or the Retained Liabilities.

               "Civil" shall mean CRSS Civil Engineers, Inc., a Delaware corporation.

               "Closing." The closing of the purchase and sale provided for in Article Two of this Agreement.

               "Closing Date." As defined in Section 2.3 of this Agreement.

               "Closing Date Consolidating Balance Sheet." As defined in Section
2.2 of this Agreement.

               "Complete" shall mean in reference to a Customer Contract, a Customer Contract in which all contractually required engineering, contract administration or construction management has been completed. A Customer Contract may be complete even though there are outstanding accounts receivables associated with the Customer Contract, or there is an unexpired warranty period under the Customer Contract, or a client has made a claim for redesign or warranty work pursuant to the Customer Contract.

               "Completed Contracts" shall mean all Customer Contracts other than the Assumed Contracts and the Continuing Contracts, and it shall also mean all Power Plant Contracts.

               "Constructors" shall mean CRSS Constructors, Inc., a Delaware corporation.

               "Continuing Contract" shall mean a Customer Contract of a Stock Corporation that is not Complete on the Closing Date.

               "Contract" shall mean and include contracts, agreements, indentures, leases, and license agreements.

               "Corporation(s)" shall mean Constructors, International, New York, Civil, Illinois, Engineers and Enterprises or any one or more of them as the context may require.

               "Corporation Stock" shall mean the outstanding equity securities of any class of Constructors, International and New York.

               "CRSS Companies" shall mean CRSS, Services, Seller, Constructors, International, New York, Civil, Illinois and Engineers.

               "CRSS Intellectual Property Rights" shall mean all Intellectual Property Rights that are used, directly or indirectly, in connection with the Business to be Acquired.

               "CRSS Subsidiary" shall mean an Affiliate of CRSS that is controlled by (but not controlling or under common control with) CRSS.

               "Customer Contracts" shall mean all contracts with a client or customer relating to the Business to be Acquired.

               "Draft Closing Date Consolidating Balance Sheet." As defined in
Section 2.2 of this Agreement.

               "Engineers" shall mean CRS Sirrine Engineers, Inc., a South Carolina corporation.

               "Enterprises" shall mean CRSS Enterprises, a Delaware corporation.

               "Environmental Claims" means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, investigations, proceedings, consent orders or consent agreements relating in any way to any Environmental Law or any Environmental Permit (hereafter "Claims"), including without limitation
(i) any and all Claims by governmental authorities for enforcement, cleanup, removal, response, remedial or similar actions or damages for violation of any applicable Environmental Law, and (ii) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment.

               "Environmental Laws" means any federal, state or local law, Governmental Order, regulation, ordinance, or code in effect and in each case as amended as of the Closing Date, and any judicial or administrative interpretation thereof as of the Closing Date, including any judicial or administrative order, consent decree or judgment, relating to the environment, health, safety or any Hazardous Materials, including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, 42 U.S.C. (SS) 9601 et seq. ("CERCLA"); the Resource Conservation and Recovery Act, 42 U.S.C. (SS) 6901 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. (SS) 6901 et seq.; the Clean Water Act, 33 U.S.C. (SS) 1251 et seq.; the Clean Air Act, 42 U.S.C. (SS) 7401 et seq.; the Safe Drinking Water Act, 42 U.S.C. (SS) 300f et seq.; the Atomic Energy Act, 42 U.S.C. (SS) 2011 et seq.; the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. (SS) 136 et seq.; the Occupational Safety and Health Act, 29 U.S.C. (SS) 651 et seq.; and any similar federal, state, and local laws and ordinances and the regulations adopted, and/or promulgated pursuant thereto as of the Closing Date.

               "Environmental Permits" means all permits, approvals, identification numbers, licenses and other authorizations required under any applicable Environmental Law as of the Closing Date.

               "Hazardous Materials" means (i) any petroleum or petroleum products, radioactive materials, friable asbestos, urea formaldehyde foam insulation, radon gas and transformers or other equipment that contains dielectric fluid containing polychlorinated biphenyls; and (ii) any chemicals, materials or substances defined as or included in the definition of "hazardous materials," "acute hazardous wastes," "restricted hazardous wastes," "toxic substances," "toxic pollutants," or words of similar import under any applicable Environmental Law.

               "H-S-R Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended and the regulations of the Federal Trade Commission thereunder.

               "Illinois" shall mean CRSS of Illinois, Inc., an Illinois corporation.

               "Intellectual Property." Patents, copyrights, trademarks, service marks, trade names, whether or not registered, technology, processes, methods, formulations, data bases, trade secrets, know-how, inventions and other information commonly recognized as intellectual property whether or not recorded in a written or electronic medium.

               "Intellectual Property Rights." All legal rights to the ownership or use of Intellectual Property, including but not limited to, patent, copyright and trademark registrations, secrecy rights, licenses and leases.

               "Interim Date" shall mean March 31, 1994.

               "Interim Date Pro Forma Consolidating Balance Sheet." As defined in Section 3.4.

               "International" shall mean CRSS International, Inc., a South Carolina corporation.

               "Knowledge." As used in this Agrement the terms "to the knowledge of CRSS" and "to the best knowledge of CRSS" (and all phrases of similar import) shall mean only the actual knowledge of William Gardiner, Mary Gilbert, Frank Perrone, Bruce Wilkinson, Socrates S. Christopher and Warren M. Dean, and the knowledge of any other person shall not be imputed to CRSS for purposes of this Agreement.

               "Lease". As defined in Section 3.7 of this Agreement.

               "Liabilities" includes, without limitation, any direct or indirect indebtedness, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense, obligation or responsibility, fixed or unfixed, known or unknown, asserted or unasserted, choate or inchoate, liquidated or unliquidated, secured or unsecured.

               "Lien(s)" shall mean and include liens, pledges, security interests, judgments, conditional sale agreements, mortgages, deeds of trust, charges and encumbrances of any kind.

               "Litigation." As defined in Section 3.18 of this Agreement.

               "New York" shall mean CRSS of New York, Inc., a New York corporation.

               "Party."  A party to this Agreement.

               "Person." An individual, partnership, joint venture, corporation, limited liability company, or unincorporated association.

               "Personal Property Lease(s)." As defined in Section 3.8 of this Agreement.

               "Power Plant Contracts" shall mean the Contracts for the projects known as Olean/Indeck Energy Services, Lakewood Cogeneration, L'Energia and Northwest Energy (NW Energy).

               "Profit Plan." As defined in Section 11.1 of this Agreement.

               "Real Property." As defined in Section 3.7 of this Agreement.

               "Retained Assets" shall mean the following:

                    (a) The lease of real property at 1177 West Loop South,
               Houston, Texas,

                    (b) That certain promissory note in the sum of approximately
               $2.3 million and that certain promissory note known as the Siemans note, both of which relate to the L'Energia project,

                    (c) Receivables from the King Saud University and otherwise relating to the HOK+4 Consortium,

                    (d) All Affiliates of CRSS other than the Corporations, and all subsidiaries of Engineers, Constructors and International, except as provided herein,

                    (e) The Armco Steel and other plaintiff litigation listed on
               Exhibit 3.18,

                    (f) Rights to indemnification or subrogation with respect to any Retained Liability;

                    (g) All contracts of insurance and rights thereunder;

                    (h) All claims existing on the Closing Date of any
               Corporation against CRSS or any of its Affiliates or any officer, director or employee of CRSS or any of its Affiliates;

                    (i) All claims, including counterclaims, cross-claims and
               claims for contribution or
               indemnity, relating to any matters, including Third Party Claims (as defined herein), with respect to which CRSS is required to, and does, indemnify the Jacobs Indemnified Party (as defined herein), regardless of whether those matters are asserted against CRSS or any of its Affiliates by Jacobs or any of its Affiliates or by a third party;

                    (j) All Power Plant Contracts, including all assets
               associated therewith, including accounts receivable;

                    (k) The stock of CRS Sirrine Environmental, Inc., CRSS of
               Illinois, Inc., CRSS Resources, Inc., CRSS Constructors of New Mexico, Inc., CRSS Far East Ltd., and Western Empire Constructors, Inc.; and

                    (l) The four residential lots owned by Engineers and located in Greenville, South Carolina.

               "Retained Liabilities." As defined in Section 11.11 of this Agreement.

               "Section."  A Section of this Agreement.

               "Seller" shall mean CRSS Constructors International, Inc., a Delaware corporation.

               "Services" shall mean CRSS Services, Inc., a Delaware corporation.

               "Services Subsidiary" shall mean an Affiliate of Services controlled, directly or indirectly through one or more of its Affiliates, by Services.

               "Stock Corporations" shall mean Constructors, International and New York.

               "Subsidiary" shall mean an Affiliate of a Person that is controlled by (but not controlling or under common control with) such Person.

               "Termination Date" shall mean July 31, 1994.

          ARTICLE TWO:   CONVEYANCE, CONSIDERATION AND RELATED
                         MATTERS

          2.1 Agreement of Purchase and Sale. Upon the terms and conditions hereinafter set forth, CRSS agrees to sell to Jacobs, and Jacobs agrees to purchase from CRSS, the Business to be Acquired for a purchase price (the "Purchase Price") equal to the Closing Date Net Asset Value of the Business to be Acquired plus $14,000,000.00, payable in cash.

          2.2 Determination of Purchase Price. The Purchase Price shall be determined in accordance with this Section 2.2.

               (i) Not later than two business days prior to the Closing Date, Jacobs and CRSS shall agree on a preliminary Net Asset Value of the Business to be Acquired. This value (the "Preliminary Net Asset Value") shall reflect the consolidated net assets of the Business to be Acquired as of a recent date, and shall be based on the Business to be Acquired as reflected in the Interim Date Pro Forma Consolidating Balance Sheet, but shall be adjusted as reasonably agreed between the parties to take account of differences between the Business to be Acquired and the businesses reflected in the Interim Date Pro Forma Consolidating Balance Sheet.

               (ii) (a) Following the Closing Date CRSS shall cause to be delivered to Jacobs an audited consolidating balance sheet of the Business to be Acquired as of the Closing Date (the "Closing Date Consolidating Balance Sheet"), together with the unqualified report thereon issued by Ernst & Young certifying the Closing Date Consolidating Balance Sheet in accordance with generally accepted accounting principles applied on a basis consistent with the presentation of Services' consolidated balance sheets as of June 30, 1993. Jacobs and CRSS shall, and shall cause their respective Subsidiaries to, cooperate in the preparation of the Closing Date Consolidating Balance Sheet.

                     (b) Not later than 25 days after the Closing Date, CRSS shall deliver to Jacobs a draft of the Closing Date Consolidating Balance Sheet (the "Draft Closing Date Consolidating Balance Sheet"). Thereupon, Jacobs shall have the right during the succeeding 20 days (the "examination period") to examine (at Jacobs' sole cost and expense) said Draft Closing Date Consolidating Balance Sheet. Jacobs shall notify CRSS and Ernst & Young in writing, on or before the last day of the examination period, of any good faith objections to the Draft Closing Date Consolidating Balance Sheet, setting forth a reasonably specific description of such objections and, if practicable, the dollar amount of each objection (such objections are hereinafter referred to as "Disputed Matters"). If Jacobs does not deliver such notice within the examination period, the Draft Closing Date Consolidating Balance Sheet shall be deemed to have been accepted by Jacobs, and Ernst & Young shall thereafter promptly deliver to Jacobs the Closing Date Consolidating Balance Sheet, together with its unqualified report thereon. During the examination period, CRSS shall notify Jacobs immediately of any change to the Draft Closing Date Consolidating Balance Sheet. If CRSS presents any change, additions or deletions to the Draft Closing Date Consolidating Balance Sheet, then the Examination Period shall end 20 days from the date of such later presentation. During the examination period, CRSS shall cooperate in assisting Jacobs with its examination of the Draft Closing Date Consolidating Balance Sheet including, without limitation, providing Jacobs with full and complete access to all relevant books and records during regular business hours, as well as access to CRSS' independent auditors and, to the extent permitted by such auditors, its working papers, as Jacobs may reasonably require to complete its examination of the Draft Closing Date Consolidating Balance Sheet.

                     (c) If Jacobs in good faith objects to the Draft Closing Date Consolidating Balance Sheet in accordance with Section 2.2(ii)(b) above, then CRSS, Jacobs and Ernst & Young shall attempt to resolve the Disputed Matters within 20 days of the receipt of notice of such matters by CRSS. If the parties are unable to resolve the Disputed Matters within such 20 day period, Ernst & Young shall, after considering the objections raised by Jacobs and the responses of CRSS, promptly request CRSS to make changes, if any, to the Draft Closing Date Consolidating Balance Sheet that Ernst & Young deems necessary in order the Closing Date Consolidating Balance Sheet to present fairly the financial condition of the Business to be Acquired in accordance with generally accepted accounting principles, consistently applied, and CRSS shall complete the Closing Date Consolidating Balance Sheet in accordance with such requests and deliver it to Jacobs together with the unqualified report issued thereon by Ernst & Young. Such balance sheet shall be the "Closing Date Consolidating Balance Sheet" as such term is used in this Agreement.

               (iii) "Net Asset Value of the Business to be Acquired" as of any particular date means the excess, if a positive number, or the deficit, if a negative number, of total assets minus total liabilities of the Business to be Acquired as of such date.

               (iv) Neither the Preliminary Net Asset Value nor the Closing Date Net Asset Value of the Business to be Acquired shall reflect any tax-related asset or liability for federal income taxes, or state or local income taxes reported on a consolidated basis for CRSS and its Affiliates.

               (v) "Change in Net Asset Value," which may be a positive or negative number, means the Closing Date Net Asset Value of the Business to be Acquired as determined from the Closing Date Consolidating Balance Sheet minus the Preliminary Net Asset Value of the Business to be Acquired.

               (vi) Within two days following the agreement of CRSS and Jacobs as to the Closing Date Consolidating Balance Sheet, or the final determination with respect thereto pursuant to Section 2.2(ii)(c), Jacobs and CRSS shall determine the Change in Net Asset Value in accordance with
    Section 2.2(v). If the Change in Net Asset Value is positive, then Jacobs shall pay CRSS such amount within five days of its determination; if the Change in Net Asset Value is negative, then CRSS shall pay Jacobs such amount within five days of its determination.

               (vii) Notwithstanding any other provision hereof, including without limitation Article Twelve and any representations and warranties herein, this Section 2.2 constitutes the sole and exclusive remedy of Jacobs with respect to the Closing Date Consolidating Balance Sheet, the Interim Date Pro Forma Consolidating Balance Sheet and the Audited Financial Statements (as defined in Section 3.4), and any other financial or accounting records or statements relating to the foregoing financial statements, except as to matters knowingly misrepresented or willfully not disclosed to Ernst & Young by CRSS.

          2.3 Closing. The Closing of the exchange contemplated hereby shall take place on July 29, 1994 at 10:00 a.m., P.D.S.T. at the offices of Jacobs in Pasadena, California or at such other time, date and place as shall be mutually agreed upon by CRSS and Jacobs. For the purposes of accounting for the transactions contemplated by this Agreement, such transactions shall be deemed to have closed at 11:59 p.m. on July 31, 1994 (the "Closing Date"). If the Closing shall not have occurred by July 31, 1994, then either CRSS or Jacobs shall have the right, pursuant to

Section 16.2, to terminate and cancel this Agreement in its entirety.

          2.4 Sales, Transfer and Documentary Taxes, etc. CRSS shall pay all federal, state and local sales, documentary and other transfer taxes, if any, due as a result of the transfer of the assets to be conveyed to Jacobs in accordance herewith and shall indemnify, reimburse and hold harmless Jacobs in respect of the liability for payment of or failure to pay any such taxes or the filing of or failure to file any reports required in connection therewith.

          ARTICLE THREE: REPRESENTATIONS AND WARRANTIES OF CRSS

          CRSS shall furnish to Jacobs the exhibits specified below. All such exhibits either shall be attached hereto or delivered concurrently with the signing hereof; in either event all such exhibits shall be suitably marked for identification as exhibits to this Agreement and shall be deemed incorporated herein. CRSS hereby warrants and represents to Jacobs as follows:

          3.1 Organization and Standing. Each of the CRSS Companies is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation, has all necessary corporate powers to own its properties and to carry on its business as now owned and operated by it. Each of the Corporations is duly qualified to do intrastate business and is in good standing in each of the jurisdictions in which the failure so to qualify would have a material and adverse effect on the business or assets of any of the Corporations. Exhibit 3.1 lists all of the jurisdictions in which each of the Corporations is qualified to do intrastate business.

          3.2 Authorized and Outstanding Capitalization.

              (i) The authorized and outstanding capital stock of each of Services, Seller and the Corporations ("Corporation Stock"), the par value thereof, the number of shares of Corporation Stock of each Corporation outstanding and the name of each record and beneficial owner thereof are completely and accurately set forth on Exhibit 3.2. All outstanding shares of the Corporation Stock are validly issued, fully paid, and nonassessable. None of Services, Seller or the Corporations has any other outstanding securities or any outstanding subscriptions, options, rights, warrants, convertible securities or other agreements or commitments obligating such corporation to issue or to transfer from treasury any additional shares of its capital stock of any class.

               (ii) The CRSS Companies are the record and beneficial owners of the Corporation Stock as shown on Exhibit 3.2, free and clear of any Liens. No CRSS Company has received written notice of any Lien upon or adverse claim to the ownership of any of the Corporation Stock.

          3.3 Subsidiaries and Joint Ventures. On the Closing Date, none of the Corporations will own any equity interest in any other Person except as listed in Exhibit 3.3 and except for a 50% interest in ASC, Inc. and contractual joint ventures.

          3.4 Financial Statements.

               (i) The books, records and accounts of Services, Seller and each Corporation maintained with respect to the Business to be Acquired completely and accurately and fairly reflect, in reasonable detail, the transactions and the assets and liabilities of those respective corporations. None of Services, Seller or the Corporations has engaged in any transaction with respect to the Business to be Acquired, maintained any bank account for its business or used any of its funds in the conduct of its business except for transactions, bank accounts and funds that have been and are accurately reflected in its normally maintained books and records.

               (ii) Exhibit 3.4 to this Agreement sets forth the following:

                     (a) The consolidated balance sheets of Services at June 30, 1991, 1992 and 1993 and the related statements of income, changes in stockholder's equity and cash flows for each of the three years ended June 30, 1993, together with the reports thereon by Services' independent auditors (the "Audited Financial Statements"); and

                     (b) The Interim Date Pro Forma Consolidating Balance Sheet as of March 31, 1994.

               (iii) The Interim Date Pro Forma Consolidating Balance Sheet has been, and the Closing Date Consolidating Balance Sheet will be, prepared in accordance with generally accepted accounting principles applied on a basis consistent with those used for the Audited Financial Statements, except that the Interim Date Pro Forma Consolidating Balance Sheet reflects, and the Closing Date Consolidating Balance Sheet will reflect, the elimination therefrom of all assets and liabilities not included in the Business to be Acquired, and the inclusion therein of all assets and liabilities included in the Business to be Acquired. The Interim Date Pro Forma Consolidating Balance Sheet reflects all adjustments necessary for a fair presentation of the consolidated financial position of the Business to be Acquired as of the Interim Date, and the Closing Date Consolidating Balance Sheet will reflect all adjustments necessary for a fair presentation of the consolidated financial position of the Business to be Acquired as of the Closing Date.

               (iv) There are no material transactions that have not been properly recorded in the books and records of the Corporations underlying the Audited Financial Statements or the Interim Date Pro Forma Consolidating Balance Sheet and the Closing Date Consolidating Balance Sheet. There have been no material changes to the Corporation's system(s) of internal accounting controls from March 31, 1994 through the Closing.

          3.5 Absence of Changes. Since the Interim Date, except with the consent of Jacobs given in writing prior to or at the Closing, except as specifically contemplated or permitted by this Agreement, or except as set forth in Exhibit 3.5, with respect to any of the Corporations there has not been any:

               (i) Transaction except in the ordinary course of its business as conducted on that date;

               (ii) Capital expenditure by any Corporation exceeding $25,000.00 individually or $250,000.00 in the aggregate;

               (iii) Change in its financial condition, properties, liabilities, assets, or business operations, that, either individually or in the aggregate, is materially adverse to such corporation;

               (iv) Destruction, damage to, or loss of any asset (whether or not covered by insurance) that materially and adversely affects its financial condition or business;

               (v) Labor trouble or other event or condition of any character materially and adversely affecting its financial condition, properties, business, assets or operations;

               (vi) Change in accounting methods or practices utilized by it for financial reporting purposes;

               (vii) Revaluation by it of any of its assets;

               (viii) Declaration, setting aside, or payment of a dividend or other distribution with respect to its capital stock, or any direct or indirect redemption, purchase, or other acquisition by it of any of its shares of capital stock;

               (ix) Except in the ordinary course of business, increase in the salary or other compensation payable or to become payable to any of its officers or directors or the declaration, payment or commitment or obligation of any kind for the payment by the Corporations of a bonus or other additional salary or compensation to any such person;

               (x) Sale or transfer of any material asset except in the ordinary course of business;

               (xi) Amendment or termination of any contract, agreement or license to which it is a party, except in the ordinary course of business;

               (xii) Loan to any Person other than CRSS or an Affiliate of CRSS, or guaranty by it of any loan or obligation to any Person;

               (xiii) Mortgage, pledge or other encumbrance of any asset;

               (xiv) Waiver or release of any right or claim, other than in the ordinary course of business;

               (xv) Other event or condition of any character that has or might reasonably be expected to have a material and adverse effect on its financial condition, business or assets;

               (xvi) Issuance or sale of any shares of its capital stock of any class or of any other class or kind of its securities;

               (xvii) Transactions not in the ordinary course of business with any bank or other financial institution, including, without limiting the generality of the foregoing, any loans or withdrawals not in the ordinary course of business;

               (xviii) Acquisition or contract to acquire in any manner, directly or indirectly, any of its outstanding capital stock or of any other corporation;

               (xix) Payment of or any obligation to pay any amounts either in cash or other property to any Person for cancellation of any outstanding options or agreements to acquire shares of its capital stock;

               (xx) Change in its capital structure or articles of incorporation or bylaws; or

               (xxi) Agreement by it to do any of the things described in the preceding clauses (i) through (xx).

          3.6 Tax and Other Returns and Reports. All Tax Returns (as defined in
Section 6.4(v)(e)) required to be filed by or on behalf of each of the Corporations with respect to any Taxes (as defined in Section 6.4(v)(e)) have been filed by CRSS or one of its Affiliates with the appropriate governmental agencies in all jurisdictions in which such Tax Returns are required to be filed, and all such Tax Returns properly reflect the liabilities of each of the respective Corporations for Taxes for the periods, property or events covered thereby. All Taxes, including those without limitation that are called for by the Tax Returns, or heretofore or hereafter claimed to be due by any taxing authority from each Corporation, have been properly accrued or paid.

          3.7 Real Property; Environmental Laws.

               (i) Except as set forth on Exhibit 3.7 the Corporations own no real property. Exhibit 3.7 to this Agreement contains a complete list accurately identifying the address, term and rental terms of all real property leased or occupied by the Corporations (the "Lease(s)"). The real property described in said Leases or otherwise occupied by one or more Corporations is hereinafter referred to as the "Real Property". Exhibits 3.7 and 3.9 contain a description of all buildings, fixtures, and other improvements located on the Real Property. Each of the Corporations enjoys peaceful and undisturbed possession under all Leases to which it is a party, and all Leases are valid and subsisting and are in full force and effect. Except as set forth on Exhibit 3.7 there is no condition on or under any such Real Property that constitutes a violation of any law, regulation or ordinance of any jurisdiction that would have a material adverse effect on the business, operations or financial condition of any of the Corporations.

               (ii) With respect to the Real Property and with respect to the operations of the Corporations at other sites, except as set forth on
    Exhibit 3.7, and except for matters that would not have a material and adverse effect on the business, operations or financial condition of any of the Corporations:

                     (a) Neither the Real Property nor any portion thereof is in violation of, or subject to any existing, pending or threatened investigation by any governmental authority under, any Environmental Law.

                     (b) None of the Corporations has been, or is, required to obtain any Environmental Permits with respect to the Real Property or its business operations that have not been obtained.

                     (c) None of the Corporations has used, or does now use or permit the use of, the Real Property in any manner that violates any Environmental Law.

                     (d) All transportation and offsite disposal arrangements used by each Corporation to dispose of Hazardous Materials are in compliance with all Environmental Laws.

                     (e) The processes used by each Corporation in its operations have not resulted, and do not currently result, in the disposal, spill, discharge, leak, release or emission of any Hazardous Materials on, under, in or about the Real Property in violation of any Environmental Laws.

                     (f) Hazardous Materials have not been released or disposed of on the Real Property or, to the actual knowledge of CRSS, any property adjoining the Real Property;

                     (g) Each Corporation has disposed of all wastes, including those containing any Hazardous Materials, in compliance with all applicable Environmental Laws, and none of them has received any notice or claim of liability for any off-site contamination;

                     (h) All required Environmental Permits have been obtained and are in effect for the operations conducted on the Real Property, and there are no pending applications for issuance or renewal of any Environmental Permit for the operations conducted at the Real Property;

                     (i) None of the Real Property is listed or, to the best knowledge of CRSS, proposed for listing on the National Priorities List under CERCLA or on the CERCLA list or any similar state list of sites requiring investigation or cleanup or that is the subject of any Environmental Claim;

                     (j) None of the Corporations has transported or arranged for the transportation of any Hazardous

          Materials to any location that is listed or, to the best knowledge of CRSS, proposed for listing on the National Priorities List under CERCLA or on the CERCLA list or any similar state list;

                     (k) There are not now, and never have been, any underground storage tanks located on the Real Property, or to the best knowledge of CRSS, on any property adjoining the Real Property;

                     (l) None of the Corporations has received any notice or claim of liability under any Environmental Law, including pending or threatened liens; and

                     (m) There are no circumstances with respect to any Real Property that subject it to any restrictions on ownership, occupancy, use or transferability under any applicable Environmental Law.

          3.8  Contracts.

               (i) Exhibit 3.8(i) lists the Assumed Contracts.

               (ii) Exhibit 3.8(ii) lists the Continuing Contracts.

               (iii) Exhibit 3.8(iii) lists all Contracts pursuant to which any of the Corporations leases, or CRSS or any CRSS Subsidiary leases for the benefit of any Corporation, any tangible personal property ("Personal Property Leases"), except for Personal Property Leases providing for total payments of less than $5,000.00 or terminating or terminable without penalty within 120 days after the Closing Date.

               (iv) Exhibit 3.8(iv) lists all Ancillary Contracts to which any of the Corporations is a party or to which CRSS or any CRSS Subsidiary is a party for the benefit of any Corporation, except for Ancillary Contracts providing for total payments of less than $5,000.00 or terminating or terminable without penalty within 120 days after the Closing Date and except for subcontracts and other contracts entered into in the ordinary course of business associated with the performance of Customer Contracts.

               (v) There are no material breaches by any of the Corporations or, to the best knowledge of CRSS, any other party under any Contract to which any of the Corporations is a party. None of the Corporations has received any notice that there exists an event or condition with respect to any Contract to which it is a party that has not since been cured or waived and that, with or without the passage of time or the giving of notice, or both, would constitute a default by such Corporation under any such Contract.

               (vi) There have been no changes to the completion bonuses offered by any of the Corporations with respect to any of the At Risk Contracts since May 26, 1994.

          3.9 Equipment and Other Assets. Exhibit 3.9 to this Agreement is a complete and accurate schedule describing in reasonable detail, and specifying the location of, all trucks, automobiles, machinery, equipment, computers, apparatus, furniture, supplies, tools, drawings and all other tangible personal property owned by, in the possession of, or used by any of the Corporations in connection with the Business to be Acquired. The property covered by the Personal Property Leases listed in Exhibits 3.8(iii), to the extent required to be listed therein, or 3.9 constitutes all such tangible personal property used by any of the Corporations in connection with the Business to be Acquired. Except as stated in Section 3.13, no personal property owned by any of the Corporations in connection with the Business to be Acquired is held under or subject to any contract, security interest, conditional sales contract or other title retention or security arrangement or is other than in the possession or control of one of the Corporations. The tangible personal property listed on
Exhibit 3.9 shall be sold to Jacobs "as is, where is".

          3.10 Accounts Receivable. Exhibit 3.10 contains complete and accurate schedules of the accounts receivable of the respective Corporations reflected on the Interim Date Pro Forma Consolidating Balance Sheet, together with an accurate aging of these accounts as of March 31, 1994. These accounts receivable, and all accounts receivable of each Corporation created after that date to the Closing Date, have been booked, billed and recognized consistently with past practice. The allowances for uncollectible accounts and collection losses on the Interim Date Pro Forma Consolidating Balance Sheet have been, and such allowances on the Closing Date Consolidating Balance Sheet shall be, determined in accordance with generally accepted accounting principles on a basis consistent with the presentations in the Audited Financial Statements.

          3.11 Backlog. Exhibit 3.11 sets forth a substantially true and correct statement of the backlog of each Corporation at March 31, 1994, as determined in accordance with past practice consistently applied.

          3.12 Intellectual Property Rights.

               (i) To the best knowledge of CRSS, none of the Corporations has infringed or is now infringing any Intellectual Property Rights owned by any other Person or has received any notice or been served in any lawsuit alleging that it is infringing any patent or other Intellectual Property Rights owned by any other Person.

               (ii) Except as set forth in Exhibit 3.12, to the best knowledge of CRSS, each of the Corporations is the sole owner of, or is licensed by one of the other CRSS Companies under, all of the CRSS Intellectual Property Rights, free and clear of any liens, encumbrances, restrictions, or legal or equitable claims of others. To the best knowledge of CRSS, each of the Corporations has the right to use all of the Intellectual Property reasonably necessary to conduct its business as presently conducted.

               (iii) To the best knowledge of CRSS none of the Corporations uses any trademark, trade name or service mark other than the trademarks listed on Exhibit 3.12. To the best knowledge of CRSS, no other Person other than CRSS or one or more of CRSS Subsidiaries owns any trademark, trade name or service mark listed on Exhibit 3.12.

               (iv) To the best knowledge of CRSS, except as set forth in
    Exhibit 3.12 neither CRSS nor any CRSS Subsidiary have granted or will grant to any Person other than CRSS or a CRSS Subsidiary the right to use, any of the names, listed in Exhibit 3.12 as a trade name, trademark, service mark, corporate or firm name except as specifically set forth in Annex VI hereto. Except as set forth on Exhibit 3.12 CRSS has, to the best knowledge of CRSS, the right to grant the right to use the names listed on Exhibit 3.12.

          3.13 Title to Assets.

               (i) Except as set forth in Exhibit 3.13 each of the Corporations has good, valid and indefeasible title to all of the tangible assets purported to be owned by it, whether real, personal, or mixed. All tangible property owned by the Corporations is free and clear of restrictions on or conditions to transfer or assignment, and free and clear of mortgages, liens, pledges, charges, encumbrances, equities, claims, easements, rights of way, covenants, conditions or restrictions, except for (a) those disclosed in the Audited Financial Statements and (b) the lien of current taxes not yet due and payable. To the best knowledge of CRSS none of the Real Property requires any repairs or reconstruction that would have a material and adverse effect on the business, operations or financial condition of any of the Corporations.

               (ii) To the best knowledge of CRSS, neither CRSS nor the CRSS Subsidiaries, any officer, director or employee of any of them or any trust or corporation in which any of them have a beneficial interest, owns, or has any interest, directly or indirectly, in any of the Real Property or personal property owned by or leased to any of the Corporations or any copyrights, patents, trademarks, trade names, trade secrets or other Intellectual Property Rights owned by or licensed to any of the Corporations except as disclosed in Exhibit 3.13.

          3.14 Insurance Policies; Bonds.

               (i) Exhibit 3.14 to this Agreement is a complete list accurately describing all insurance policies held by or for the benefit of the Corporations or concerning the respective businesses and properties of one or more of the Corporations, including but not limited to all casualty, errors and omissions insurance and officers' and directors' liability insurance policies carried by CRSS or any of its Affiliates that cover the Corporations or their officers and directors. All these policies are in the respective principal amounts set forth in Exhibit 3.14. All such policies are in full force and effect in accordance with their terms, no notice of cancellation has been received, and there is no existing default or event that, with the giving of notice or lapse of time or both, would constitute a default thereunder, and all premiums to date have been paid in full. With respect to the Business to be Acquired none of CRSS or its Affiliates has been refused any insurance, or has its coverage been limited, by any insurance carrier to which it has applied for insurance or with which it has carried insurance during the past five years. Except as provided in Section 11.11, all insurance policies of the Business to be Acquired will cease to provide coverage to Jacobs or its Affiliates (including the Stock Corporations) for any occurrences following the Closing (with respect to occurrence-based policies) and for any claims asserted following Closing (with respect to claims-made policies); provided, however, that this in no way shall limit the rights of CRSS or any of its Affiliates with respect to any insurance coverage, including coverage provided by CRSS Insurance Ltd.

               (ii) Exhibit 3.14 also contains a true and complete description of all outstanding bonds, letters of credit and other surety arrangements (exclusive of parent company guarantees) issued or entered into in connection with the business, assets and liabilities of the Corporations.

          3.15 Material Contracts.

               (i) None of the Corporations is a party to, nor is it bound by, any representative or agency agreement, including any such agreement for registration, qualification or representation in a foreign country, any requirements agreement, or any Contract not entered into in the ordinary course of business, except the Contracts listed in Exhibits 3.7, 3.8(i)-
    (iv), 3.9 or 3.15. There is no default by any of the Corporations, or to the best knowledge of CRSS, by any other party or event that with notice or lapse of time, or both, would constitute a default by any of the Corporations or, to the best knowledge of CRSS, any other party to any of these Contracts that would have a material and adverse effect on the financial condition, business, properties or operations of any of the Corporations. To the best knowledge of CRSS, none of the Contracts listed on
    Exhibit 3.15 is materially adverse to the business, properties or financial condition of the Corporations or any of them.

               (ii) None of the Corporations has received written notice that any party to any Customer Contracts intends to cancel or terminate any Customer Contracts or to exercise or not exercise any options under any Customer Contracts.

               (iii) To the best knowledge of CRSS, each of the Customer Contracts under which Jacobs is to acquire rights or obligations hereunder, including those to which Constructors, International or New York are party, is valid and enforceable in accordance with its terms; the Corporation that is a party thereto is, and, to the best knowledge of CRSS, all other parties thereto are, in compliance with the provisions thereof; such Corporation is not, and, to the best knowledge of CRSS, no other party thereto is, in default in the performance, observance or fulfillment of any material obligation, covenant or condition contained therein; and to the best knowledge of CRSS, no event has occurred which with or without the giving of notice or lapse of time, or both, would constitute a default thereunder. Furthermore, to the best knowledge of CRSS, no Customer Contract contains any contractual requirement with which there is a reasonable likelihood that such Corporation or any other party thereto will be unable to comply.

               (iv) None of the Corporations is subject to any charter or other corporate restriction or any judgment, order, writ, injunction, decree or award that materially and adversely affects or materially restricts or, is expected to, materially and adversely affect or materially restrict, the business, operations, assets, properties, or financial condition of the Business to be Acquired after consummation of the transactions contemplated hereby.

          3.16 Labor Matters. With respect to the Business to be Acquired:

               (i) Each of CRSS and its Affiliates (a) is in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours and occupational safety and health laws; (b) is not engaged in any unfair labor practice as defined by the National Labor Relations Act or any similar state or foreign agency, except any noncompliance or practices which are not materially adverse to the financial condition of such corporation; and (c) there is no unfair labor practice complaint against any such corporation pending before the National Labor Relations Board. There is no labor strike or lockout actually pending or threatened against or affecting any such corporations. Except as set forth in Exhibit 3.16: None of the employees of any of the Corporations is represented by any labor organization and there is no current union organizing activities among such employees; no material grievance nor any material arbitration proceeding arising out of or under collective bargaining agreements is pending; no collective bargaining agreement which is binding on the Corporations restricts any of them from relocating or closing any of their operations; and none of the Corporations is a party to or bound by any collective bargaining agreement or similar agreement with any labor organization or employee organization applicable to such employees.

               (ii) Since January 1, 1985 none of the CRSS Companies has experienced any strike of their employees. There are no written personnel policies, rules or procedures applicable to the employees of any of the CRSS Companies in connection with Business to be Acquired, except as set forth in the documents listed in Exhibit 3.16.

               (iii) Except as set forth in Exhibit 3.16, there are no charges involving any of the Corporations pending before the Equal Employment Opportunity Commission or any other agency responsible for the prevention of unlawful employment practices. None of the CRSS Companies has received notice of the intent of any federal, state, local or foreign agency responsible for the enforcement of labor and employment laws to conduct an investigation with respect to or relating to the Corporations, and no such investigation is in progress.

               (iv) Since the enactment of the Worker Adjustment and Retraining Notification Act (the "WARN Act"), neither CRSS nor any of its Affiliates has effectuated,

                     (a) a "plant closing" (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment; or

                     (b) a "mass layoff" (as defined in the WARN Act) affecting any site of employment or facility of CRSS or any of its Affiliates except in compliance with the WARN Act; and none of the Corporations has been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state or local law except in compliance with any such law.

          3.17 Compliance with Laws.

               (i) Each of the Corporations has complied with, and is not in material violation of, any applicable treaties, statutes, laws and regulations affecting its financial condition, business, properties or operation of its business ("Regulations") except for violations and failures to comply that do not and will not have a material and adverse effect on the financial condition, business, properties or operations of the Business to be Acquired. Without limiting the generality of the foregoing, except as otherwise disclosed herein, each of the Corporations owns, holds, possesses or lawfully uses in the operation of its business all franchises, licenses, permits, rights, applications, filings, registrations and other authorizations ("Authorizations") that are in any manner necessary for it to conduct the Business to be Acquired, free and clear of all liens, charges, restrictions and encumbrances and in compliance with all Regulations, except where the failure to hold or keep current such Authorizations or failure to comply with such Regulations would not have a material and adverse effect on its financial condition, business, properties or the operation of its business. None of the Corporations is in default or has received any notice of any claim of default, with respect to any such Authorization, except where the default or claimed default would not have a material and adverse effect on its financial condition, business, properties or the operation of its business. All such Authorizations are renewable by their terms or in the ordinary course of business. No shareholder, director, officer, employee or former employee of CRSS or its Affiliates, or any other person, firm or corporation owns or has any material, proprietary or financial interest in any Authorization that any of the Corporations owns, possesses or uses in the operation of the Business to be Acquired.

               (ii) Neither CRSS nor any of its Affiliates has received any notice of any asserted failure to comply with, or violation of, any Regulation that would have a material and adverse effect on the Business to be Acquired. Without limiting the generality of the foregoing, neither any of the Corporations nor any employee or agent of any of them nor anyone on their behalf has made any payments to any person, firm, corporation or governmental or other entity that would have been required to be disclosed by CRSS under applicable disclosure policies of the Securities and Exchange Commission under Section 12 of the Securities Exchange Act of 1934, as amended, or that would be unlawful under the Foreign Corrupt Practices Act, 15 U.S.C. Section 78dd, United States laws pertaining to the export of technical data, United States laws pertaining to restrictive trade practices or boycotts or the regulations under any of such statutes or laws and, since December 31, 1986, none of the Corporations nor any employee or agent acting on behalf of any of them has had outstanding any offer, promise to pay or authorization of the payment of money or anything of value that would be in violation of said Foreign Corrupt Practices Act.

          3.18 Litigation. Except as listed and briefly described in Exhibit
3.18 there is no demand, claim, suit, action, arbitration, or legal, administrative or other proceedings or to the best knowledge of CRSS, governmental investigation or audit ("Litigation") pending or to the best knowledge of CRSS, threatened against any of the Corporations or their respective businesses, assets, or financial condition nor does CRSS have knowledge of any acts, errors or omissions that in the normal course of events could lead to any of the same. CRSS has furnished or made available to Jacobs copies of all relevant court papers and other documents relating to the matters set forth in Exhibit 3.18 in their possession. Except as set forth in Exhibit 3.18, neither CRSS nor any of its Subsidiaries is a party to or subject to the provisions of any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental or regulatory official, body or authority that will materially and adversely affect the Business to be Acquired or the transactions contemplated hereby. None of the Corporations is in default with respect to any order, writ, injunction or decree of any federal, state, local or foreign court, department, agency or instrumentality. Except as set forth in
Exhibit 3.18, none of the Corporations is presently engaged in any legal proceeding to recover moneys due to it or damages sustained by it.

          3.19  [Intentionally Omitted]

          3.20 Corporate Power; Authorization; Enforceable Obligations. CRSS has the corporate power, authority and legal right to execute, deliver and perform this Agreement. The execution, delivery and performance of this Agreement by CRSS have been duly authorized by all necessary corporate action. This Agreement has been, and the other agreements, documents and instruments required to be delivered by CRSS in accordance with the provisions hereof (the "Corporation Documents") will be, duly executed and delivered on behalf of CRSS by duly authorized officers thereof, and this Agreement constitutes, and the Corporation Documents when executed and delivered will constitute, the legal, valid and binding obligations of CRSS enforceable against CRSS in accordance with their respective terms.

          3.21 Validity of Contemplated Transactions, etc. Except as otherwise set forth on Exhibit 3.21, the execution, delivery and performance of this Agreement by CRSS does not and will not violate, conflict with or result in the breach of any term, condition or provision of, or require the consent of any other person under, (a) any existing law, ordinance, or governmental rule or regulation to which any of the CRSS Companies is subject, (b) any judgment, order, writ, injunction decree or award of any court, arbitrator or governmental or regulatory official, body or authority that is applicable to any of the CRSS Companies, (c) the charter documents of any of the CRSS Companies or any securities issued by any of the CRSS Companies, or (d) Contracts not entered into in the ordinary course of business to which any of the CRSS Companies is a party or by which any of the stock or assets to be conveyed hereunder may be bound or affected. Except for required consents from governmental authorities pursuant to Contracts with any of the CRSS Companies, and except as aforesaid or as set forth in Exhibit 3.21, no authorization, approval or consent of, and no registration or filing with, any governmental or regulatory official, body or authority is required in connection with the execution, delivery or performance of this Agreement by any of the CRSS Companies.

          3.22 No Conflicts of Interest. To the best knowledge of CRSS, and except as set forth in Exhibit 3.22, neither CRSS nor any of its Affiliates nor any officer or director of any of them or any trust or corporation in which any of them have a beneficial interest has any material direct or indirect interest in any competitor, supplier or customer of any of the Corporations or in any Person from whom or to whom any of them leases any Real Property or personal property, or in any other Person with whom any of the Corporations is doing of business.

          3.23 Inspection of Documents. Each of the Corporations has furnished or made available to Jacobs for its examination (i) copies of their respective certificates of incorporation and bylaws as amended to the date of this Agreement; (ii) their respective minute books containing all records required to be set forth of all proceedings, consents, actions and meetings of their respective shareholders and board of directors; and (iii) their respective stock transfer records setting forth all transfers of capital stock.

          3.24 Officers, Directors and Agents. Exhibit 3.24 is a complete and accurate list of the names and addresses of all officers and directors of each of the Corporations and all persons who are the agents and representatives of the Corporations pursuant to written agreements.

          3.25 Bank Accounts. CRSS has furnished to Jacobs a complete and accurate list of the names and addresses of all banks or other financial institutions in which each of the Corporations has an account, deposit or safe-deposit box, with the names of all persons authorized to draw on these accounts or deposits or to have access to these boxes.

          3.26 Employee Benefit Plans; ERISA.

               (i) CRSS has furnished to Jacobs a true and complete list of each bonus, deferred compensation, incentive compensation, stock purchase, stock option, severance or termination pay, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, profit sharing, pension, or retirement plan, program, agreement or arrangement, and each other material employee benefit plan, program, agreement or arrangement, maintained or contributed to or required to be contributed to by any CRSS Company for the benefit of any employee or terminated employee of any of the Corporations, whether formal or informal (the "Plans").

               (ii) With respect to each of the Plans, CRSS has heretofore made available to Jacobs true and complete copies of each of the following documents:

                     (a) copies of all Plans (including all amendments thereto);

                     (b) a copy of the actuarial report, if required under ERISA, with respect to each such Plan for the last two years;

                     (c) a copy of the most recent Summary Plan Description;

                     (d) if the Plan is funded through a trust or any third party funding vehicle, a copy of the trust or other funding agreement (including all amendments thereto) and the latest financial statements thereof; and

                     (e) the most recent determination letter received from the Internal Revenue Service with respect to each Plan that is intended to be qualified under Section 401 of the Code.

               (iii) None of the Plans is a "multiemployer pension plan," as that term is defined in Section 3(37) of ERISA.

               (iv) CRSS terminated its defined benefit pension plan on July 1, 1987, annuity contracts were purchased to cover all benefits accrued under the plan and the remaining assets were returned to CRSS. Neither CRSS, any of its Affiliates nor any trade or business (whether or not incorporated) that together with any CRSS Company would have been deemed a "single employer" within the meaning of Section 4001(b) of ERISA has subsequently contributed, or was required to contribute, to any defined benefit plan or multiemployer plan subject to Title IV of ERISA.

               (v) No Plan is subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code.

               (vi) Neither CRSS, its Affiliates nor any of the Plans has engaged in a transaction in connection with which CRSS or any of its Affiliates, or any of the Plans could be subject to any civil liability under Section 409 of ERISA or any civil penalty assessed pursuant to Section 502(i) of ERISA or any tax imposed pursuant to
          Section 4975 or 4976 of the Code.

               (vii) Full payment has been made, or will be made in accordance with Section 404(a)(6) of the Code, of all amounts CRSS or any of its Affiliates is required to contribute under the terms of each of the Plans as of the last day of the most recent plan year thereof ended prior to the date of this Agreement.

               (viii) Each of the Plans has been operated and administered in all material respects in accordance with ERISA and the Code.

               (ix) Each of the ERISA Plans which is intended to be "qualified" within the meaning of Section 401(a) of the Code is so qualified.

               (x) Except as disclosed on Exhibit 3.26 hereto, no Plan provides benefits, including without limitation death or medical benefits (whether or not insured), with respect to current or former employees of any of the Corporations beyond their retirement or other termination of service (other than (i) coverage mandated by applicable law, (ii) death benefits, medical benefits or retirement benefits under any Plan, (iii) deferred compensation benefits accrued as liabilities on the books of the Corporations, or (iv) benefits the costs of which are borne by the current or former employee (or his beneficiary)).

               (xi) Except as disclosed on Exhibit 3.26 hereto the consummation of the transactions contemplated by this Agreement will not (i) accelerate the vesting, or increase the amount of compensation due, any current or former employee or officer of any of the Corporations, (ii) result in any prohibited transaction described in Section 406 of ERISA or Section 4975 of the Code for which an exemption is not available, or (iii) entitle any current or former officer or employee of any of the Corporations to amounts payable under the Plans which will fail to be deductible for federal income tax purposes by virtue of Section 280G of the Code.

               (xii) There are no pending, threatened or anticipated lawsuits by or on behalf of any of the Plans, by any employee or beneficiary covered under any such Plan with respect to such Plan, or otherwise involving any such Plan (other than routine claims for benefits).

          3.27 Contracts With Government Agencies. With regard to each Contract, bid, offer, quotation, or report of any kind with or to any governmental agency with respect to the Corporations, except as set forth in Exhibit 3.27, each of CRSS and its Affiliates:

               (i) has complied with all governmental procurement and other regulations;

               (ii) has not violated any statutes or regulations relative to prohibited practices, including but not limited to the False Claims Act, prohibitions against "Buying In", the Anti-Kickback Act, the Federal Election Campaign Act, prohibitions against conflict of interest and Anti-Trust laws or any governmental accounting regulations;

               (iii) has made no representations or certifications that are untrue or filed any accountings that are inaccurate;

               (iv) is unaware of any current or prospective governmental audit concerning any of the above, concerning pricing, or relative to debarment, other than regular audits in the ordinary course of governmental contracts; or

               (v) is unaware of any prospective disallowance of costs, fees or money claims with respect to any governmental contract.

          3.28 Disclosure. The examination by Jacobs of any document provided to Jacobs by any person, or the receipt of any information by Jacobs from any of the CRSS Companies or from any investigation by them or from any other source shall not constitute a waiver by Jacobs of any covenant, warranty or representation of CRSS contained in this Agreement.

          ARTICLE FOUR:  REPRESENTATIONS AND WARRANTIES OF JACOBS

          Jacobs warrants and represents to and covenants with CRSS, as follows:

          4.1 Organization and Standing. Jacobs is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, has all necessary corporate powers to own its properties and to carry on its business as now conducted and operated by it and is duly qualified to do intrastate business and is in good standing in all of the jurisdictions in which the failure so to qualify would have a material and adverse effect on the business or financial condition of Jacobs.

          4.2 Authority. The execution, delivery and performance of this Agreement by Jacobs have been duly authorized by all requisite corporate action, and such execution, delivery, and performance do not and will not violate Jacobs' certificate of incorporation, bylaws or any contract or commitment to which it is a party or by which it is bound. No action on the part of the shareholders of Jacobs is required for the approval of this Agreement.

          4.3 Corporate Power; Authorization Enforceable Obligations. Jacobs has the corporate power, authority and legal right to execute, deliver and perform this Agreement. The execution, delivery and performance of this Agreement by Jacobs have been duly authorized by all necessary corporate action. This Agreement has been, and the other agreements, documents and instruments required to be delivered by Jacobs in accordance with the provisions hereof (the "Jacobs Documents") will be, duly executed and delivered on behalf of Jacobs by duly authorized officers of Jacobs, and this Agreement constitutes, and the Jacobs Documents, when executed and delivered, will constitute, the legal, valid and binding obligations of Jacobs enforceable against Jacobs in accordance with their respective terms.

          4.4 Validity of Contemplated Transactions, etc. The execution, delivery and performance of this Agreement by Jacobs does not and will not violate, conflict with or result in the breach of any term, condition or provision of, or require the consent of any other person under, (a) any existing law, ordinance, or governmental rule or regulation to which Jacobs or any of its Subsidiaries is subject, (b) any judgment, order, writ, injunction decree or award of any court, arbitrator or governmental or regulatory official, body or authority that is applicable to Jacobs or any of its Subsidiaries, (c) the charter documents of Jacobs or any of its Subsidiaries or any securities issued by Jacobs or any of its Subsidiaries, or (d) except to the extent entered into in the ordinary course of business, any mortgage, indenture, agreement, contract, commitment or lease to which Jacobs or any of its Subsidiaries is a party. Except as set forth in this Agreement no authorization, approval or consent of, and no registration or filing with, any governmental or regulatory official, body or authority is required in connection with the execution, delivery or performance of this Agreement by Jacobs.

          ARTICLE FIVE:

          [Intentionally Omitted]

          ARTICLE SIX:   OBLIGATIONS OF THE PARTIES

          6.1 Commercially Reasonable Efforts. Subject to the terms and conditions of this Agreement, each of the parties hereto shall use its commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement.

          6.2 Hart-Scott-Rodino Filings. As promptly as practicable, Jacobs and CRSS will make all filings and submissions under the H-S-R Act and any applicable state regulations as may be reasonably required to be made in connection with this Agreement and the transactions contemplated hereby. CRSS shall furnish to Jacobs, and Jacobs shall furnish to CRSS such information and assistance as the other may reasonably request in connection with the preparation of any such filings or submissions. CRSS shall provide Jacobs, and Jacobs shall provide CRSS, with copies of all correspondence, filings or communications (or memoranda setting forth the substance thereof) between such party or any of its representatives, on the one hand, and any governmental agency or authority or members of their respective staffs, on the other hand, with respect to this Agreement and the transactions contemplated hereby.

          6.3 Public Announcements. Jacobs and CRSS agree that they and their Affiliates will not issue any press release or otherwise make any public statement or respond to any press inquiry with respect to this Agreement or the transactions contemplated hereby without the prior approval of the other party, which will not be unreasonably withheld, except as may be required by law or by the New York Stock Exchange.

          6.4  Tax Matters.

               (i) Section 338(h)(10) Election. CRSS and Jacobs will make a timely joint election under Section 338(h)(10) (and, if required, in order to effectuate a Section 338(h)(10) election, an election under Section 338(g)) of the Internal Revenue Code of 1986, as amended (the "Code") in compliance with the applicable Treasury Regulations in order that the transactions contemplated by this Agreement be treated for federal income tax purposes as a sale of assets and a subsequent subsidiary liquidation by CRSS of any and all target corporations and target affiliates as defined in
    Section 338 and the regulations thereunder, including but not limited to Constructors, International and New York, and Jacobs and CRSS shall file any corresponding elections available under state, local or foreign tax laws. Any liability for Taxes resulting from the election under Section 338(h)(10) and, if required, Section 338(g) of the Code will be paid by CRSS. In particular, and not by way of limitation, in order to effect any such election, not later than the delivery to Jacobs of the Closing Date Consolidating Balance Sheet, Jacobs and CRSS agree to jointly and promptly agree to, and if required, execute necessary copies of completed Internal Revenue Service Form 8023, Form 8594, and any other forms or statements required by the Code, applicable Treasury Regulations or the Internal Revenue Service, together with any and all attachments required to be filed therewith pursuant to applicable Treasury Regulations. Taxes or recoverable amounts as a result of the joint election under Section 338(h)(10) will be borne by or inure to CRSS in a manner which will not affect the Closing Date Consolidated Net Worth of the Business to be Acquired.

               (ii) Taxes Prior to, Including, and After the Closing. Jacobs acknowledges that CRSS intends to include the Corporations in its consolidated federal income Tax Return for the period prior to and including the Closing Date. The liability (or asset) for any federal income Taxes and state or local income Taxes reported on a consolidated basis for CRSS and its subsidiaries, including Services and the Services Affiliates, for the periods prior to and including the Closing Date shall be borne by, or inure to the benefit of, CRSS and CRSS shall indemnify and hold harmless Jacobs, subject to and in the manner set forth in Article Twelve, against any and all liability for or with respect to such income Taxes claimed or assessed for the periods prior to and including the Closing Date. CRSS shall also indemnify and hold harmless Jacobs, subject to and in the manner set forth in Article Twelve, against any and all liability for or with respect to income Taxes arising from the making of the joint election by CRSS and Jacobs under Section 338(h)(10). The liability for any income Taxes of Constructors, International and New York for the periods beginning after the Closing Date shall be borne by Jacobs, and Jacobs will indemnify and hold harmless CRSS, subject to and in the manner set forth in Article Twelve, against any and all liability for or with respect to income Taxes of Constructors, International and New York claimed or assessed for all taxable periods beginning after the Closing Date.

               (iii) Cooperation. After the Closing, Jacobs and CRSS shall, and Jacobs and CRSS shall cause their respective Affiliates to, cooperate fully with one another and shall make available to one another, as reasonably requested, all information, records or documents relating to income tax liabilities of the Corporations for all periods prior to or ending on the Closing Date and shall preserve all such information, records and documents until the expiration of any applicable statutes of limitation or extensions thereof. Jacobs, CRSS, and their respective Affiliates also shall make available to one another, as reasonably requested, personnel responsible for preparing or maintaining information, records and documents in connection with income tax matters.

               (iv)  Audits.

                     (a) So long as taxable periods of the Corporations ending on or prior to the Closing Date remain open for an assessment of income Taxes, Jacobs and CRSS shall promptly notify the other in writing within ten (10) days of receipt by Jacobs, CRSS, or their respective subsidiaries of notice of (i) any pending or threatened audits or assessments with respect to income Taxes of the Corporations, and (ii) any pending or threatened audits or assessments with respect to income Taxes of Jacobs which may affect the income Tax liabilities of the Corporations for taxable periods ending on or prior to the Closing Date. CRSS shall have the right to represent the interests of the

          Corporations in any Tax audit or administrative or court proceeding relating to fiscal periods ending on or prior to the Closing Date and to employ counsel of its choice at its expense. Jacobs agrees that it will, subject to the provisions of the Services Agreement, cooperate fully with CRSS and its counsel in the defense against or compromise of any claim in any said proceeding.

                     (b) If, as a result of the examination of the consolidated or separate federal, state or local income Tax Returns of CRSS or any of CRSS's Tax Subsidiaries for a taxable year ending on or before or including the Closing Date, there shall be made after the Closing Date any adjustment which decreases deductions, losses or credits against income Taxes ("Tax Benefits") or which increases income, gains or recaptures of credits against income Taxes ("Tax Detriments") for any such taxable year and which will permit Jacobs or any of the Corporations (or any of Jacobs' Tax Affiliates) to increase the Tax Benefits or decrease the Tax Detriments to which they would otherwise have been entitled for any taxable year beginning on or after the Closing Date, CRSS will notify Jacobs of such adjustment and provide Jacobs with such information as may be necessary for Jacobs to take account of such increases through the filing of a claim for refund or otherwise. Jacobs shall take any reasonable action necessary to secure the benefit of such increases or decreases and shall pay CRSS the amount of such benefit (together with interest, if any, received), such amount to be paid when, as and only to the extent such benefit is actually recognized, less the amount, if any, of Jacobs' reasonable expenses incurred in securing such benefit for CRSS.

                     (c) If, as a result of the examination of the consolidated or separate federal, state or local income Tax Returns of Jacobs or any of Jacobs' Tax Affiliates for a taxable year beginning on or after the Closing Date, there shall be made after the Closing Date any adjustment which decreases Tax Benefits or increases Tax Detriments for any such taxable year and which will permit CRSS or CRSS's Tax Subsidiaries to increase Tax Benefits or decrease Tax Detriments to which CRSS would otherwise have been entitled for any taxable year ending on or before and including the Closing Date, Jacobs will notify CRSS of such adjustment and provide CRSS with such information as may be necessary for CRSS to take account of such increase or decrease through the filing of a claim for refund or otherwise, CRSS shall take any reasonable action necessary to secure the benefit of such increases or decreases and shall pay to the Purchaser the amount of such benefit (together with interest, if any, received), such amount to be paid when, as and only to the extent such benefit is actually recognized, less the amount, if any, of the reasonable expenses of CRSS incurred in securing such benefit for Jacobs.

               (v)  Miscellaneous.

                     (a)  Prior Tax Sharing Agreements.

                     Effective on the Closing Date this Agreement terminates and supersedes any and all other tax sharing or other allocation agreements in effect on the date hereof as between (x) CRSS and (y) Constructors, International or New York for all Taxes, regardless of the taxable year for which such Taxes are imposed.

                     (b)  Retention of Records.

                     For a period of ten (10) years from the Closing Date, none of CRSS, Jacobs or any Tax Affiliates of either thereof shall dispose of or destroy any of the business records and files of Services or any Tax Subsidiary thereof relating to Taxes in existence on the Closing Date without first offering to turn over possession thereof to CRSS (in the case of records and files held by Jacobs or any Tax Affiliate thereof) or Jacobs (in the case of records and files held by CRSS) by written notice at least thirty (30) days prior to the proposed date of such disposition or destruction.

                     (c) Resolution of Disagreements Among Parties.

                     If (x) CRSS and (y) Jacobs disagree as to the matters governed by this Section 6.4, CRSS and Jacobs shall promptly consult with each other in an effort to resolve such dispute. If any such disagreement cannot be resolved within fifteen days after either party asserts in writing that such dispute cannot be resolved, CRSS and Jacobs shall jointly select a firm of nationally recognized independent certified accountants mutually acceptable to CRSS and Jacobs (the "Independent Accounting Firm") to act as an arbitrator to resolve such disagreement. Such Independent Accounting Firm's determination shall be binding and conclusive, and any expenses relating to the engagement of such accounting firm shall be shared equally by CRSS and Jacobs.

                    (d)  Limitation to Income Taxes.

                     Notwithstanding anything to the contrary in this Section 6.4, for all taxable years ending after the Closing Date, Jacobs shall be responsible for all Taxes of Constructors, International and New York, other than federal income Taxes and state or local income Taxes reported on a consolidated basis for CRSS and its subsidiaries, which income Taxes shall be subject to the mutual indemnity and other provisions of this Section 6.4.

                     (e)  Definitions.

                     For purposes of this Agreement, (1) except as specifically provided herein, the term "Tax" or "Taxes" shall mean all taxes, levies or other like assessments, charges or fees, including without limitation, income, gross receipts, transfer, gains, excise, property, sales, license, payroll, withholding, social security and franchise or other governmental taxes, imposed by the United States, or any state, county, local or foreign government and subdivision or agency thereof; and such term shall include any interest, interest penalty, penalty or additions to tax attributable to such taxes; (2) the term "Tax Return" shall mean any report, return, statement or other written information (including elections, declarations, disclosures, schedules, estimates, and information returns) required to be supplied to a taxing authority in connection with Taxes; (3) the term "Tax Affiliates", with respect to any corporation, shall mean another corporation if both such corporations are members of the same affiliated group of corporations within the meaning of Section 1504(a) of the Code or any similar group defined under a similar provision of state, local, or foreign law, including any consolidated, unitary or combined group of corporations; and (4) the term "Tax Subsidiary", with respect to any corporation, shall mean another corporation in which such first corporation owns a direct or indirect interest and which is a member of the same affiliated group of corporations within the meaning of Section 1504 of the Code or any similar group defined under a similar provision of state, local, or foreign law, including any consolidated, unitary or combined group of corporations as such first corporation.



          6.5 WARN Act. None of the CRSS Companies shall, aany time before the Closing Date, without complying fully with the notice and other requirements of the WARN Act, effectuate (a) a "plant closing" as defined in the WARN Act affecting any site of employment or one or more facilities or operating units within any site of employment of the Business to be Acquired, or (b) a "mass layoff" as defined in the WARN Act affecting any site of employment of the Business to be Acquired; or any similar action under applicable state or foreign law requiring notice to employees in the event of a plant closing or layoff. Subject to and in the manner set forth in Article Twelve CRSS hereby agrees to indemnify Jacobs and to defend and hold Jacobs harmless from and against any and all claims, losses, damages, expenses, obligations and liabilities (including costs of collection, attorney's fees and other costs of defense) which Jacobs may incur in connection with any suit or claim of violation brought against Jacobs under the WARN Act or any similar state or foreign law, which relates to actions taken by any of the CRSS Companies prior to the Closing Date in connection with the Business to be Acquired with regard to any site of employment or one or more facilities or operating units within any site of employment of the Business to be Acquired. Similarly, subject to and in the manner set forth in Article Twelve, Jacobs hereby agrees to indemnify CRSS and to defend and hold CRSS harmless from and against any and all claims, losses, damages, expenses, obligations and liabilities (including costs of collection, attorney's fees and other costs of defense) which CRSS may incur in connection with any suit or claim of violation brought against CRSS under the WARN Act or any similar state or foreign law, which relates to actions taken by Jacobs on or after the Closing Date in connection with the Business to be Acquired with regard to any site of employment or one or more facilities or operating units within any site of employment of the Business to be Acquired affected by this Agreement.

          6.6  Allocation of Employee Plan Responsibilities.

               (i) In General. Effective as of the Closing, all participation and continued accrual or provision of any benefits to any employee of the Corporations, or any covered dependent or beneficiaries thereof in any Plan sponsored by CRSS shall cease.

               (ii) Employee Benefits. Except as specifically provided herein, Jacobs shall not be obligated to provide any particular level or quality of employee compensation, welfare, pension or other benefits to individuals who, as of the Closing, (i) are employed by any of the CRSS Companies, (ii) are the covered dependents or other beneficiaries under any benefit plans of such an employee or (iii) are former employees of the Business to be Acquired (or dependents or beneficiaries thereof) entitled to coverage as required by Title I, Part 6 of ERISA and Section 4980B of the Code under any of CRSS's employee welfare or pension plans ((i), (ii) and (iii) collectively, the "Eligible Individuals").

          6.7 Post-Closing Access to Information and Personnel. In addition to the requirements of Section 6.4(iii) hereof, each of Jacobs and CRSS will provide the other, and Jacobs shall cause Constructors, International and New York to provide CRSS, with the right, at reasonable times and upon reasonable notice, to have access to, and to copy and use, any records or information and to have access to and consult any person which or who may be relevant in connection with the conduct of their respective businesses, including without limitation with respect to preparation of the Closing Date Consolidating Balance Sheet, financial and accounting requirements, litigation, employee benefit plan and ERISA matters, Tax requirements (including with respect to Form 1099's and preparation of Tax Returns), and requirements of applicable securities laws. The party requesting assistance hereunder shall reimburse the other party for reasonable out-of-pocket expenses incurred in providing such assistance; provided, however that if CRSS or Jacobs needs to make any extensive use of the employees of Jacobs or CRSS for any of the uses set forth in this paragraph, it will be charged for such services pursuant to the Services Agreement in the form of Annex IX to be entered into between the parties. Any information obtained pursuant to this Section shall be held in strict confidence and shall be used solely in connection with the reason it was requested.

          ARTICLE SEVEN: CONDITIONS TO EACH PARTY'S OBLIGATIONS TO EFFECT THE
                         TRANSACTIONS CONTEMPLATED HEREBY

          The respective obligations of each party to effect the transactions contemplated hereby shall be subject to the fulfillment at or prior to the Closing of the following conditions:

          7.1 H-S-R Act. Any waiting period applicable to the consummation of the transactions contemplated hereby under the H-S-R Act shall have expired or been terminated, and no action shall have been instituted by the Department of Justice challenging or seeking to enjoin the consummation of this transaction, which action shall have not been withdrawn or terminated.

          7.2 No Injunctions. The absence of any effective injunction, writ, or preliminary restraining order of a court of competent jurisdiction directing that the transactions provided for herein not be consummated.

          7.3 Absence of Other Matters. No action, suit, proceeding or investigation by or before any court, administrative agency or other governmental authority shall have been instituted (i) to restrain, prohibit or invalidate the trans-actions contemplated by this Agreement, (ii) which seeks material or substantial damages by reason of completion of such transaction or (iii) which may materially affect the right of Jacobs to own, operate or control, after the Closing Date, all or any material portion of the Business to be Acquired.

          7.4 Employment Agreements. All employment contracts to which CRSS or any of the CRSS Subsidiaries is a party with respect to the Business to be Acquired other than contracts terminable at will without financial penalty shall have been terminated without liability to CRSS or any CRSS Subsidiary. It is the intention of Jacobs to enter into employment agreements with A. S. McCord, Michael W. McMahon, Warren M. Dean, Socrates S. Christopher and Craig L. Martin on substantially the same financial terms as their current employment contracts with CRSS or the applicable CRSS Subsidiary.

          7.5 Intercompany Indebtedness. On or prior to the Closing Date, CRSS and each of the CRSS Subsidiaries shall have forgiven any and all intercompany indebtedness between it and each of the Corporations existing as of the Closing Date. For federal income tax purposes such forgiveness shall have been treated as a contribution to the capital of such corporations or a distribution by the Corporations, as the case may be. The results of forgiving such intercompany obligations shall have been reflected in the Preliminary Net Asset Value and shall be reflected in the Closing Date Net Asset Value.

          7.6 Service Mark. Jacobs and CRSS shall have entered into a Service Mark License Agreement in the form of Annex IV, attached hereto and hereby made a part hereof.

          ARTICLE EIGHT: CONDITIONS PRECEDENT TO PERFORMANCE BY JACOBS

          The obligations of Jacobs to consummate the transactions contemplated by this Agreement are subject to the satisfaction on the Closing Date of all the conditions set out below in this Article Eight.

          8.1 Warranties and Representations. Except as otherwise permitted by this Agreement, all representations and warranties by CRSS in this Agreement, in any Exhibit, or in any written statement delivered to Jacobs by CRSS under this Agreement shall be true on and as of the Closing Date as though made at that time.

          8.2 Covenants. CRSS shall have performed and complied with all covenants and agreements required by this Agreement to be performed or complied with by it on or before the Closing Date.

          8.3 No Adverse Changes. Except as disclosed in or pursuant to, or contemplated by, this Agreement, during the period from the Interim Date to the Closing Date, there shall not have been any materially adverse change in the financial condition or the results of operations of any of the Corporations, and none of the Corporations shall have sustained any material loss or damage to its assets, whether or not insured, that materially and adversely affects its ability to conduct a material part of its business.

          8.4 Officers' Certificates. Jacobs shall have received a certificate, dated the Closing Date, signed and verified by the chief executive officer and chief financial officer of CRSS certifying, in such detail as Jacobs and its counsel may reasonably request, that the conditions specified in paragraphs 8.1 through 8.3, 8.6, and 8.13 have been fulfilled.

          8.5  Opinion of Counsel.

          Jacobs shall have received from Messrs. Liddell, Sapp, Zivley, Hill and LaBoon, L.L.P., counsel for each of the CRSS Companies, an opinion letter dated the Closing Date, in form and substance satisfactory to Jacobs and its counsel, stating that:

               (i) Each of the CRSS Companies is a corporation duly incorporated, existing and in good standing under the laws of the state of its incorporation, which counsel shall specify, and has all necessary corporate power to own its properties as now owned and to operate its business as it is, to counsel's knowledge, now operated. Each of the Corporations is duly qualified to do business and is in good standing in all of the jurisdictions listed on Exhibit 3.1;

               (ii) Exhibit 3.2 to this Agreement correctly sets forth the authorized, issued and outstanding capitalization of each of the Stock Corporations. All outstanding shares of each Stock Corporation are validly issued, fully paid and nonassessable. To such counsel's knowledge, none of the Stock Corporations has any other outstanding securities and no outstanding subscriptions, options, rights, warrants, convertible securities or other agreements or commitments obligating such corporation to issue or transfer from treasury any additional shares of its capital stock of any class;
               (iii) CRSS has full power and authority to make, execute, deliver and perform this Agreement; this Agreement and the consummation of the transaction contemplated hereby have been duly authorized and approved by all requisite corporate action; and except insofar as enforcement thereof may be limited by bankruptcy, insolvency and other laws of general application affecting the enforcement of creditors' rights and except as equitable remedies may not be available in certain circumstances, this Agreement constitutes the valid and legally binding obligation of CRSS, enforceable in accordance with its terms;

               (iv) Neither the execution nor the delivery of this Agreement nor the consummation of the transactions contemplated in this Agreement will constitute a default, or an event that would with notice or lapse of time or both constitute a default under, or violation or breach of the articles of incorporation or bylaws of the Corporations;

               (v) No authorization, consent or approval of any regulatory authority of the United States federal government or the government of the State of Texas (other than matters pertaining to contractor's, engineers' and similar professional licenses and other than in connection with the transfer of any Customer Contract to which either such government is a party), is necessary in connection with the consummation of the transactions contemplated by this Agreement except for compliance with the H-S-R Act;

               (vi) The agreements and instruments of conveyance, transfer and assignment executed and delivered by CRSS or any CRSS Subsidiary to Jacobs under this Agreement at the Closing are duly and properly authorized, executed and delivered and are binding and effective in accordance with their terms except insofar as enforcement thereof may be limited by bankruptcy, insolvency and other laws of general application affecting the enforcement of creditors' rights and except as equitable remedies may not be available in certain circumstances; and

               (vii) Except as may be set forth in Exhibit 3.18 to this Agreement, such counsel does not know of any suit, action, arbitration, or legal, administrative, or other proceeding or governmental investigation pending against any of the Corporations.

In rendering their opinions, such counsel may rely on certificates of governmental authorities and as to factual matters on the representations and warranties of CRSS contained herein, certificates of officers of CRSS and on opinions of associate counsel satisfactory to Jacobs, which may include Frank Perrone, general counsel of CRSS. The phrases "to such counsel's knowledge", "counsel's attention", "such counsel does not know", or phrases of similar import are intended to signify that during the course of such counsel's representation of the CRSS Companies and without independent investigation, counsel has no knowledge of facts contrary to the opinion given. Such opinion may contain assumptions, limitations and exclusions customarily included in opinions of this kind.

          8.6 Corporate Approvals. The execution and delivery of this Agreement by CRSS and the performance of this Agreement shall have been duly authorized by all necessary corporate action of CRSS and the CRSS Subsidiaries, and Jacobs shall have received copies of all resolutions pertaining to that authorization, certified by the secretary of each of such corporations.

          8.7 Consents. Jacobs shall have been reasonably satisfied with the extent to which the necessary agreements and consents to the consummation of the transactions contemplated by this Agreement, or otherwise pertaining to the matters covered by it, shall have been obtained by the appropriate CRSS Company and delivered to Jacobs.

          8.8 Deadline. The Closing of the transaction contemplated by this Agreement shall have taken place on or before July 31, 1994.

          8.9 Form and Substance of Documents. The form and substance of all certificates, instruments, opinions and other documents delivered to Jacobs under this Agreement shall be reasonably satisfactory to Jacobs and its counsel.

          8.10  [Intentionally Omitted.]

          8.11 Financial Condition. Jacobs shall have received from Ernst & Young, a letter, prepared at Jacobs' expense, dated the Closing Date and addressed to the Board of Directors of Jacobs, stating that on the basis of the results of certain agreed-upon procedures (not constituting an audit) performed on the latest available accounting records of the Corporations, which will include consultations with officers of the CRSS Companies responsible for financial and accounting matters and other pertinent inquiries that such accountants may deem necessary, such accountants have no reason to believe that during the period from March 31, 1994 to a specified date not more than five business days before the Closing Date there was any change in the financial condition or results of operations of the respective Corporations except for changes that have occurred in the ordinary and usual course of their respective businesses during that period.

          8.12 Covenant not to Compete. Jacobs and CRSS shall have executed and delivered an Agreement in the form of Annex III, which is attached hereto and hereby made a part hereof, pursuant to which CRSS shall agree for itself and the CRSS Subsidiaries that they will not, for a period of five years from the Closing Date, engage in the lines of business in the respective geographical areas in which the Business to be Acquired engaged at any time within five years prior to the

Closing Date, except that CRSS and any CRSS Subsidiary shall not be prohibited from providing design, engineering, construction management or other services as owner's engineer to CRSS, any Affiliate of CRSS or any other entity in which CRSS has a direct or indirect ownership interest of at least 15%.

          8.13 Confidentiality Agreements. All confidentiality agreements entered into by CRSS with potential buyers of the Business to be Acquired shall have been assigned to Jacobs, and CRSS shall have requested that all confidential material furnished by CRSS to such potential buyers be returned to CRSS or destroyed.

          ARTICLE NINE: CONDITIONS PRECEDENT TO PERFORMANCE BY CRSS

          The obligations of CRSS to consummate the transactions contemplated by this Agreement are subject to the satisfaction on the Closing Date of all the following conditions:

          9.1 Warranties and Representations. All representations and warranties by Jacobs contained in this Agreement or in any written statement delivered by Jacobs under this Agreement shall be true on and as of the Closing Date as though such representations and warranties were made on and as of that date.

          9.2 Covenants. Jacobs shall have performed and complied with all covenants and agreements required by this Agreement to be performed or complied with by it on or before the Closing Date.

          9.3 Officers' Certificates. Each of the Corporations shall have received a certificate, dated the Closing Date, signed by the president or any vice president and the chief financial officer of Jacobs, respectively, certifying that the conditions specified in paragraphs 9.1, 9.2 and 9.6 have been fulfilled.

          9.4 Opinion of Counsel. Jacobs shall have furnished each Corporation with an opinion, dated the Closing Date, of Barton, Klugman & Oetting, counsel for Jacobs, in form and substance satisfactory to CRSS and its counsel, to the effect that:

               (i) Jacobs is a corporation duly incorporated, existing, and in good standing under the laws of the State of Delaware and has all requisite corporate power to perform its obligations under this Agreement;

               (ii) Jacobs has full power and authority to make, execute, perform and deliver this Agreement, and all corporate proceedings required by law or by the provisions of this Agreement to be taken by Jacobs on or before the Closing Date in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly and validly taken;

               (iii) Every consent, approval, authorization, or order of any court or governmental agency or body that is required for the execution and delivery of this Agreement, or the consummation by Jacobs of the transactions contemplated by this Agreement has been obtained and will be in effect on the Closing Date;

               (iv) The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement will not violate or contravene any of the provisions of any charter, bylaws or resolution of Jacobs or of any indenture, agreement, judgment or order to which Jacobs is a party or by which Jacobs is bound; and

               (v) This Agreement and the agreements and instruments of assumption, conveyance, transfer and assignment executed and delivered by Jacobs to the CRSS Companies under this Agreement at the Closing are duly and properly authorized, executed and delivered and are binding and effective in accordance with their terms except insofar as enforcement thereof may be limited by bankruptcy, insolvency and other laws of general application affecting the enforcement of creditors' rights and except as equitable remedies may not be available in certain circumstances.

In rendering their opinions, counsel for Jacobs may rely on certificates of governmental authorities and on opinions of associate counsel reasonably acceptable to CRSS.

          9.5 Deadline. The Closing of the transaction contemplated by this Agreement shall have taken place on or before July 31, 1994.

          9.6 Corporate Approvals. The execution and delivery of this Agreement by Jacobs, and the performance of its covenants and obligations under it, shall have been duly authorized by all necessary corporate action, and CRSS shall have received copies of all resolutions pertaining to that authorization, certified by the secretary of Jacobs.

          9.7 Satisfaction of CRSS. The form and substance of all certificates, instruments, opinions and other documents delivered to CRSS under this Agreement shall be satisfactory in all reasonable respects to CRSS and its counsel.

          ARTICLE TEN:   THE CLOSING

          10.1 Deliveries by the Corporations. At the Closing CRSS shall deliver or cause to be delivered to Jacobs:

               (i) The documents referred to in Article Eight hereof or evidence reasonably satisfactory to Jacobs and its counsel that each condition referred to therein has been satisfied;

               (ii) The Bill of Sale of CRSS on behalf of itself and its Affiliates in the form set forth in Annex I to this Agreement;

               (iii) Certificates evidencing all of the issued and outstanding stock of Constructors, International, and New York duly endorsed for transfer to Jacobs, which shall transfer good title to such stock to Jacobs;

               (iv) The resignations of all of the officers and directors of Constructors, International and New York and resignations of all persons who will become employees of Jacobs or a Subsidiary of Jacobs at Closing from all such positions as they may hold as officers or directors of CRSS or any of its Affiliates;

               (v) The stock books, stock ledgers, minute books and corporate seals of Constructors, International, and New York;

               (vi) Subject to Section 11.4, Assignments to Jacobs of all Leases, Personal Property Leases and Ancillary Contracts (other than Leases, Personal Property Leases and Ancillary Contracts to which Constructors, International or New York are party) properly executed and acknowledged by the CRSS Affiliate that is a party thereto and accompanied by all consents of all other parties thereto whose consents to assign have been obtained as of the Closing Date;

               (vii) Subject to Section 11.4, Assignments to Jacobs of all Assumed Contracts properly executed and acknowledged by the CRSS Affiliate that is a party thereto, accompanied by all consents to such assignment of the other party or parties that have been obtained as of the Closing Date to each Assumed Contract requiring such consent;

               (viii) A Service Mark License Agreement in the form attached hereto as Annex IV;

               (ix) All consents to changes in ownership required by any Contracts to which Constructors, International or New York are party that have been obtained as of the Closing Date; and

         [Pages 46 through 97 have been left blank and are omitted; the text of the Purchase Agreement continues on page 98.]

               (x) All such other documents, instruments and writings required to be delivered by any of the CRSS Companies pursuant to this Agreement, reasonably required to convey to Jacobs good and indefeasible title to the Business to be Acquired or otherwise required in connection herewith.

          Each of the CRSS Companies shall, at or after the Closing Date, execute, acknowledge and deliver any further deeds, assignments, conveyances and other assurances, documents and instruments of transfer reasonably requested by Jacobs and shall take any other action consistent with the terms of this Agreement that may be reasonably requested by Jacobs for the purpose of assigning, transferring, granting, conveying and confirming to Jacobs, or reducing to Jacobs' possession, any or all of the Business to be Acquired.

          10.2 Deliveries by Jacobs. At the Closing Jacobs shall deliver or cause to be delivered to CRSS, the following:

               (i) The amount equal to the Preliminary Net Asset Value (as determined in accordance with Section 2.2(i)), plus $14,000,000.00, payable in immediately available funds;

               (ii) The documents referred to in Article Nine hereof or evidence reasonably satisfactory to counsel for CRSS that each condition referred to therein has been satisfied;

               (iii) The assumption by Jacobs or a Jacobs Subsidiary by its execution and delivery to CRSS and its Subsidiaries of an Assumption Agreement in the form of Annex II attached hereto of all of the rights and obligations of CRSS and its Subsidiaries under the Assumed Contracts, the Leases, Personal Property Leases and Ancillary Contracts to which CRSS or any of its Subsidiaries is a party or that are to be assigned to Jacobs pursuant to Section 10.1, and all the liabilities and obligations of the Business to be Acquired other than the Retained Liabilities.

               (iv) The Service Mark License Agreement attached hereto as Annex IV;

               (v) Appropriate instruments of transfer to convey the Retained Assets to CRSS; and

               (vi) All other documents, instruments and writings required to be delivered by Jacobs to CRSS pursuant to this Agreement or otherwise required in connection herewith.

          Jacobs shall, at or after the Closing Date, execute, acknowledge and deliver any further assignments, conveyances and other assurances, documents and instruments reasonably requested by CRSS and shall take any other action consistent with the terms of this Agreement that may be reasonably requested by CRSS for the purpose of carrying out the intent and purpose of this Agreement.

          10.3 Other Deliveries at Closing. The parties shall deliver the contracts, documents and instruments required to be delivered at Closing by Article Seven hereof.

          10.4 Concurrent Deliveries. All documents and instruments to be delivered at the Closing shall be regarded as having been delivered concurrently, and no document or instrument shall be regarded as having been delivered until all have been delivered.

          ARTICLE ELEVEN: OBLIGATIONS OF THE PARTIES AFTER CLOSING

          The provisions of this Article Eleven shall apply from and after the Closing Date:

          11.1  Adjustments for At Risk Contracts.

               (i) Jacobs has designated certain contracts to which the Corporations are party as "At Risk Contracts". The At Risk Contracts are listed on Annex VI, which is attached hereto and hereby made a part hereof. Notwithstanding anything to the contrary in this Agreement, this Section
    11.1 shall provide the sole and exclusive remedy of the parties for any matter that affects Margin Improvement or Margin Deterioration; to the extent that a claim of a third party results in Liabilities that do not affect Margin Improvement or Margin Deterioration, such Liabilities shall be subject to indemnification under Article Twelve to the extent provided therein.

               (ii) Jacobs and CRSS shall share the risk of any "Margin Improvement" or "Margin Deterioration" in the At Risk Contracts as hereinafter set forth.

               (iii)  For the purpose of this Section 11.1:

                     (a) "Margin Improvement" shall mean any increase in the gross margin of a project at final completion over the sum of the gross margin recognized for such project in the Closing Date Consolidating Balance Sheet plus the Closing Date Future Gross Margin for such project; and

                     (b) "Margin Deterioration" shall mean any reduction in the gross margin (including negative gross margin) of a project at final completion over the sum of the gross margin recognized for such project in the Closing Date Consolidating Balance Sheet plus the Closing Date Future Gross Margin for such project.

                     (c) For purposes of this Section, gross margin shall be determined in a manner consistent with CRSS' past practice.

               (iv) The Margin Improvement and Margin Deterioration on each At Risk Contract shall be added, or subtracted, as appropriate, to obtain the Aggregate Margin Improvement or Deterioration, as the case may be.

               (v) (a) Jacobs shall bear the risk of the first $1,000,000 of Aggregate Margin Deterioration; Jacobs and CRSS shall each bear 50% of the Aggregate Margin Deterioration in excess of $1,000,000 up to $4,000,000, and CRSS shall bear all of the risk of any Aggregate Margin Deterioration in excess of $4,000,000.

                     (b) Jacobs shall receive the full benefit of the first $1,000,000 of Aggregate Margin Improvement; Jacobs and CRSS shall each receive 50% of the benefit of the Aggregate Margin Improvement in excess of $1,000,000 up to $4,000,000, and CRSS shall receive all of the benefit of Aggregate Margin Improvement in excess of $4,000,000.

               (vi) Jacobs and CRSS shall account to each other on each anniversary of the Closing Date with respect to the Aggregate Margin Improvement or Deterioration on all At Risk Contracts, and the Party determined to owe the other party with respect thereto shall pay the amount owed within 30 days thereafter.

               (vii) In managing the At Risk Contracts after Closing, Jacobs shall manage the At Risk Contracts in a good, workmanlike and timely manner in accordance with the terms and conditions of such At Risk Contracts, and in accordance with prudent practice and industry standards. After the Closing, Jacobs shall use commercially reasonable efforts to keep the project management and completion bonuses on each At Risk Contract in place until completion, but Jacobs may, in its reasonable discretion, change or alter any or all of such project management if such changes or alterations are made in good faith and would not reasonably be expected to materially and adversely affect the gross margin on the At Risk Contract.

               (viii) Annex VI, which is attached hereto and hereby made a part hereof, contains a schedule of the forecasts of future gross margins on each of the At Risk Contracts as reflected on the Profit Plan per the Project Planning System or the Project Briefing Cost Summary Report (such report or plan being referred to as a "Profit Plan") for each At Risk Contract as of June 30, 1994. Contemporaneous with the delivery to Jacobs of the Closing Date Consolidating Balance Sheet, CRSS shall deliver to Jacobs a schedule of the forecast of future gross margin on each of the At Risk Contracts as of the Closing Date (the "Closing Date Future Gross Margin"), which Closing Date Future Gross Margins shall be prepared consistent with the Closing Date Consolidating Balance Sheet.

               (ix) Jacobs will provide CRSS on a quarterly basis a report on the status of each At Risk Contract indicating the Margin Improvement and Margin Deterioration, as well as the gross margin then recognized for each At Risk Contract and the forecast of future gross margin with respect to each At Risk Contract. CRSS and its representatives may examine at their sole cost and expense Jacobs' records with respect to the At Risk Contracts pursuant to Section 11.7 and may confer with the Project Manager assigned to such project at any time, including without limitation if CRSS disputes Jacobs' accounting for any At Risk Contract.

               (x) The parties agree that if the AMD Contract referred on Annex V is ultimately determined not to be guaranteed maximum price contract as of the Closing Date, it will not be treated as an At Risk Contract under this Agreement. Jacobs agrees that it will not enter into any oral or written amendment, modification, restatement or other evidence of the AMD Contract without the prior written consent of CRSS.

          11.2 Trade Names. After the Closing Date Jacobs shall have the exclusive right, as between Jacobs and CRSS, to use the trade names and logotypes listed on Annex VII hereto, which is attached hereto and hereby made a part hereof, and neither CRSS nor any CRSS Subsidiary shall employ the same, directly or indirectly, as a trade name, service mark, trademark or business or corporate name and shall cause the CRSS Subsidiaries using the same, including without limiting the generality of the foregoing, Engineers, to change their corporate and trade names to names not using such trade names and to cease using such logotypes. After the Closing, and solely in connection with the Business to be Acquired, as Jacobs may hereafter expand the same, Jacobs shall have the non-exclusive right and license to use the CRSS logotype and service mark consisting of the letters "CRSS" in a block in close proximity to the Jacobs name or service mark, and shall have the right to use all existing stationery, brochures or other papers bearing the CRSS service mark, subject to the reasonable requirements of CRSS, until the earlier of July 31, 1995 or the date on which supplies thereof are exhausted. CRSS expressly disclaims any warranty that it has the right to grant exclusive rights to any of the foregoing trade names, logotypes or service mark.

          11.3 Confidential Information.

               (i) CRSS shall not, and shall cause the CRSS Subsidiaries not to, divulge, communicate, or use to the detriment of Jacobs or for the benefit of any other Person or Persons, or misuse in any way, any confidential information or trade secrets of any of the Corporations including personnel information, secret processes, know-how, customer lists, receipts, formulas or other Intellectual Property.

               (ii) Jacobs shall not, and shall cause its Subsidiaries not to, divulge, communicate, or use to the detriment of CRSS or its Subsidiaries or for the benefit of any other Person or Persons, or misuse in any way, any confidential information or trade secrets of CRSS or its Subsidiaries not relating to the Business to be Acquired that it shall have learned in the course of its investigation of the Business to be Acquired, including personnel information, secret processes, know-how, customer lists, receipts, formulas or other Intellectual Property.

          11.4 Performance of Certain Contracts After Closing.

               (i) With respect to Contracts that cannot by their terms be assigned or for which consent to assignment has not been obtained or the performance of which requires Jacobs to obtain professional licenses that will not be obtained for some time after the Closing, Jacobs and the CRSS Companies agree that until such consents or licenses are obtained or such contracts are completed:

                     (a) Such Contracts shall be performed in the name of the Affiliate of CRSS that is a party thereto (the "Corporate Party") at the expense of and under the direction, and by the employees, of Jacobs.

                     (b) Jacobs shall on behalf of the Corporate Party continue to conduct all dealings with the other contracting parties in the name of the Corporate Party, shall issue all billings in the name of the Corporate Party and shall collect all payments.

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                     (c) Jacobs shall furnish all such personnel, equipment and facilities as may be required to complete such Contracts and shall reimburse the Corporate Party for its reasonable expenses in carrying out its obligations thereunder and shall indemnify the Corporate Party with respect thereto in the manner and to the extent provided in
          Section 12.2.

                     (d) Each party shall account to the other party with respect to such contracts promptly on an ongoing basis during the performance of the contract.

                     (e) This Agreement shall not constitute an agreement to assign any such Contracts, and such Contracts shall not be assigned to Jacobs until all such consents and/or licenses are obtained.

                     (f) Amendments of, or expansion of services relating to, any of such Contracts on or after the date hereof will be entered into by, and be the total responsibility of, Jacobs.

                     (g) CRSS and Jacobs shall execute any and all additional documents and take additional measures reasonably required by each other further to effectuate the foregoing.

               (ii) For any work that needs to be performed on any Completed Contract after the Closing Date, Jacobs shall provide to CRSS the necessary resources for CRSS to perform such work in accordance with Annex VI (Services Agreement) attached hereto.

          11.5 Hiring of Employees of the Corporations.

               (i) Effective immediately after Closing all persons who are employees of the Asset Corporations at the time of Closing (other than Steve Williams) shall be deemed to have been terminated by CRSS and its Subsidiaries. Effective immediately after Closing all persons who are employed by an Asset Corporation (other than Steve Williams) shall be hired by Jacobs or a subsidiary of Jacobs, and Jacobs shall be deemed to have hired the employees of the Stock Corporations. To the extent permitted under all benefit plans and policies of Jacobs, any eligibility waiting periods imposed by such plans and policies shall be deemed to have been waived, and such employees shall receive credit for their service with CRSS and the CRSS Subsidiaries by which they were employed for the purpose of determining any participation and/or vesting rights under such plans and policies including any severance and vacation plans.

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               (ii) For a period of two years following Closing neither CRSS nor any of its Affiliates shall directly or indirectly solicit any former employee of a Corporation who is an employee of Jacobs to terminate his or her employment with Jacobs.

          11.6 Certified Financial Statements of the Corporations. CRSS shall, at the sole cost and expense of Jacobs, deliver to Jacobs within 45 days after Closing balance sheets of the Business to be Acquired at June 30, 1994 and 1993, together with the related statements of income, cash flows and shareholders' equity of the Business to be Acquired for each of the two fiscal years then ended, together with the related notes thereto, certified without qualification by Ernst & Young, independent public accountants.

          11.7 Maintenance of Books and Records. CRSS and the CRSS Subsidiaries (and their respective successors and assigns) and Jacobs and its Affiliates shall preserve until the tenth anniversary of the Closing Date all records possessed or to be possessed by such party relating to the Business to be Acquired, the Corporations, and, without limiting the generality of the foregoing, the Assumed Contracts and the Continuing Contracts. After the Closing Date, where there is a legitimate purpose, such party shall provide the other parties with access, upon prior reasonable written request specifying the need therefor, during regular business hours, to (i) the officers and employees of such party and (ii) the books of account and records of such party, but, in each case, only to the extent relating to the Business to be Acquired, including the Assumed Contracts and the Continuing Contracts, and the other parties and their representatives shall have the right to make copies of such books and records; provided, however, that the foregoing right of access shall not be exercisable in such a manner as to interfere unreasonably with the normal operations and business of such party; and further, provided, that, as to so much of such information as constitutes trade secrets or confidential business information of such party, the requesting party and its officers, directors and representatives will use due care to not disclose such information except (i) as required by law, (ii) with the prior written consent of such party, which consent shall not be unreasonably withheld, or (iii) where such information becomes available to the public generally, or becomes generally known to competitors of such party, through sources other than the requesting party, its affiliates or its officers, directors or representatives. Such records may nevertheless be destroyed by a party if such party sends to the other parties written notice of its intent to destroy records, specifying with particularity the contents of the records to be destroyed. Such records may then be destroyed after the 30th day after such notice is given unless another party objects to the destruction in which case the party

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seeking to destroy the records shall deliver such records to the objecting party.

          11.8 Payments Received.

               (i) CRSS and Jacobs each agree that after the Closing each of them shall hold and will promptly transfer and deliver to the other, from time to time as and when received, any cash, checks with appropriate endorsements (using their best efforts not to convert such checks into cash), or other property that they or their Subsidiaries may receive on or after the Closing that properly belongs to the other party, and will account to the other for all such receipts. From and after the Closing, Jacobs shall have the right and authority to endorse without recourse the name of the named payee on any check or any other evidences of indebtedness received by Jacobs on account of the business and the assets transferred to Jacobs hereunder.

               (ii) Any payments made by Jacobs that are not payments or obligations of the Business to be Acquired shall be reimbursed by CRSS to Jacobs upon presentation of documentation.

              (iii) Any payments made by CRSS that are payments or obligations of the Business to be Acquired shall be reimbursed by Jacobs to CRSS upon presentation of documentation.

          11.9 Further Assurances of CRSS. In order to carry out the conveyances, transfers and assignments contemplated by this Agreement, CRSS shall execute and deliver to Jacobs on the Closing Date all such deeds, bills of sale, assignments and other documents and instruments of conveyance, transfer or assignment as shall be necessary or appropriate to vest in or confirm to Jacobs good, valid and indefeasible title, free of any liens or encumbrances other than those listed in Exhibit 3.13, to all of the properties, assets, good will and business comprising the Business to be Acquired, transferred and assigned to Jacobs under this Agreement, all of which documents shall be in form and substance reasonably satisfactory to Jacobs and its legal counsel. Subsequent to the Closing Date CRSS shall and shall cause the CRSS Subsidiaries to use commercially reasonable efforts (not involving the payment of consideration) to obtain such consents, subject to the obligations of the Parties pursuant to
Section 11.4 hereof, as may be reasonably necessary or appropriate in order to vest in and confirm to Jacobs good, valid and indefeasible title to, and the right to use, free of any liens or encumbrances, except for liens and encumbrances described in Section 3.13, the properties, assets, goodwill and business of the Corporations herein comprising the Business to be

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Acquired and the Contracts to be assigned to Jacobs pursuant to this Agreement.

          11.10  Further Assurances of Jacobs.

               (i) Jacobs shall use commercially reasonable efforts to assist CRSS in obtaining all consents required to the assignment of any Contracts to be assigned to Jacobs hereunder and consents to changes of ownership with respect to contracts held by the Stock Corporations.

               (ii) Promptly following the Closing and in any event within 30 days thereafter, Jacobs shall commence commercially reasonable efforts to obtain the release of CRSS and the CRSS Subsidiaries from any bonds, letters of credit and guarantees pertaining to any Assumed Contracts or Continuing Contracts and from any guaranties of any Assumed Contracts, Continuing Contracts, Leases, Personal Property Leases, and Ancillary Contracts (the "Existing Bonds, Letters of Credit and Guarantees"), including obtaining or providing replacement bonds, letters of credit and guarantees in Jacobs' own name.

          11.11 Insurance Coverage. CRSS shall arrange to have the casualty, professional errors and omissions and directors' and officers' liability insurance policies listed on Exhibit 3.14 provide coverage to CRSS for all occurrences prior to Closing for which claims are made on or before June 30, 1995. CRSS shall also seek to have Jacobs, its subsidiaries and their successors named as additional insureds, provided that the issuers of such policies agree to such an endorsement and such endorsement can be obtained by CRSS at no more than nominal additional cost. If the cost of such coverage of Jacobs is more than a nominal amount, then Jacobs may elect to pay for such coverage, in which event CRSS shall procure such coverage at Jacobs' cost. CRSS shall promptly furnish Jacobs evidence of such coverage when it is obtained.

          11.12  Liabilities Not to be Assumed by Jacobs.

          Except as otherwise provided in this Agreement, Jacobs shall not assume the Liabilities and obligations of CRSS or its Affiliates or their predecessors in interest listed below (the "Retained Liabilities"), all of which Retained Liabilities shall be and continue to be the liabilities and obligations of CRSS and its Affiliates after the Closing Date:

               (i) Liabilities of CRSS and its Subsidiaries, if any, arising out of the transactions contemplated by this Agreement or incurred in respect of any transaction occurring after the Closing Date or attributable to the transfer of stock and assets hereunder, the liquidation and

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    dissolution of Engineers or any other Subsidiary of CRSS or the distribution of its assets to its or their shareholders;

               (ii) Liabilities, if any, including attorneys' fees and other expenses incurred by CRSS or any of its Affiliates in connection therewith, on account of any lawsuit, action, arbitration or legal, administrative or other proceeding or governmental investigation to which any one or more of them is a party on or before the Closing Date;

               (iii) Liabilities or obligations of CRSS or any of its Affiliates with respect to any employment contracts (to the extent not reflected on the Closing Date Consolidating Balance Sheet), employee benefit plans (including vacation plans, to the extent not accrued on the Closing Date Consolidating Balance Sheet), employee stock purchase plans, employee stock options, or other contracts or undertakings with or for the benefit of the employees of CRSS or any of its Affiliates; and

               (iv) Without limiting any mitigation obligation of Jacobs under
    Section 12.1 hereof, any Liability or obligation that may arise, result from, or relate to the following:

                    (a) Any Completed Contract or Power Plant Contract;

                    (b) Any Liabilities associated with the Retained Assets;

                    (c) Claims for injury to or death of any Person or damage to property relating to the business, operations or assets of CRSS or any Affiliate of CRSS or any subcontractor or supplier, regardless of tier, of any of them (including employee claims) to the extent the proximate cause was an act or omission that shall have occurred prior to Closing;

                    (d) Warranty claims, and claims for failure to perform warranty claims, for negligence in the performance of or misfeasance in the performance of any contract or undertaking of CRSS, any Affiliate of CRSS or any subcontractor or supplier, regardless of tier, or any of them, the proximate cause of which was acts or omissions that shall have occurred prior to Closing;

                    (e) The termination of employment by CRSS or any of its Affiliates of any employee prior to or at Closing, whether or not such employee is hired by Jacobs, including but not limited to claims arising on

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

          or prior to the Closing Date for breach of any employment contract, accrued vacation, pension or other retirement benefits, wages, and medical, life insurance or disability benefit, except to the extent accrued on the Closing Date Consolidating Balance Sheet and including obligations to Dave Bassett under his employment agreement;

                    (f) Claims under the Equal Employment Opportunity Act, the Fair Labor Standards Act, the Americans with Disabilities Act, the Age Discrimination in Employment Act, as amended, the Worker Adjustment and Retraining Notification Act, ERISA, the Davis Bacon Act, the Miller Act, the Service Contract Act, or other like federal and state legislation against CRSS or any of its Affiliates to the extent proximately caused by acts or omissions that occurred prior to Closing;

                    (g) Any claim for any federal, state or local taxes of any sort or kind, not accrued in the Closing Date Consolidating Balance Sheet arising from the business, property, assets or operations of CRSS or any of its Affiliates or from their performance of this Agreement;

                    (h) Any claims related to the withdrawal of CRSS or any of its Affiliates from any employee stock purchase, pension, profit-sharing or other employee benefit plan maintained by them or any of them or by any union, provided that such claims arise from acts, omissions or transactions occurring prior to or at Closing or as a result of this Agreement; and

                    (i) Any Liability or penalty imposed by the federal or any state or local governmental body related to a Customer Contract with such body and proximately caused by acts or omissions that shall have occurred prior to Closing.

          ARTICLE TWELVE:     INDEMNIFICATION

          12.1 General Indemnification Obligation of CRSS. From and after the Closing, CRSS shall defend, indemnify and hold harmless Jacobs and its Affiliates, successors and assigns (each of whom is referred to as an "Indemnified Jacobs Party") against and in respect of:

               (i) Any and all Liabilities, asserted by any Person other than CRSS and its Affiliates or Jacobs and its Affiliates arising from any acts, errors or omissions of CRSS or any of its Affiliates on or before the Closing Date

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    in connection with (a) the Completed Contracts regardless of when performed, and (b) any portion of any of the Assumed Contracts and the Continuing Contracts performed by CRSS or any of its Affiliates prior to Closing (a "Third Party Claim"), whether such Third Party Claim is made against a CRSS Company, Jacobs, a Corporation, the Business to be Acquired or any Affiliate or subsidiary of any of the foregoing; provided, however, that with respect to any Assumed Contract or Continuing Contract the obligation of CRSS shall apply only to the extent that the actions of CRSS or one of its Affiliates on or before the Closing Date are shown to be the proximate cause of such Third Party Claim. With respect to the Assumed Contracts and the Continuing Contracts, if Jacobs becomes aware of any Third Party Claim or any facts that would in the ordinary course of events constitute the basis for a Third Party Claim, then Jacobs shall take such reasonable action to mitigate such Third Party Claim as is in accordance with good professional and business practice, and, to the extent that actions beyond normal mitigation are necessary Jacobs shall give CRSS notice of such Third Party Claim and provide CRSS reasonable cooperation in reducing the exposure of CRSS to such Third Party Claim. Notwithstanding any other provision hereof, this Section 12.1(i) describes all of the indemnification obligations of CRSS under this Agreement with respect to Third Party Claims relating to Assumed Contracts and Continuing Contracts and specifically such indemnification obligations shall not be limited or expanded by any representations, warranties or covenants herein.

               (ii) Any and all Litigation listed in Exhibit 3.18;

               (iii)  any and all Retained Liabilities;

               (iv) any misrepresentation or breach of warranty or nonfulfillment of any agreement or covenant on the part of CRSS under this Agreement; and

               (v) any claims of CRSS or any of its Affiliates against any Corporation.

In determining the total dollar amount of all claims for which the Indemnified Jacobs Parties are entitled to receive reimbursement pursuant to this Section
12.1 there shall be excluded any claims of $100,000.00, or less, for which Jacobs would otherwise be entitled to reimbursement, but this limit shall not exceed a total of $500,000.00 for all such claims.

          12.2 General Indemnification Obligation of Jacobs. From and after the Closing, Jacobs shall defend, indemnify and hold harmless CRSS and the CRSS Subsidiaries and their successors

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

    and assigns (an "Indemnified CRSS Party") against and in respect of any and all Liabilities incurred or suffered by any Indemnified CRSS Party that result from, relate to or arise out of:

               (i) any and all Liabilities and obligations of the Business to be Acquired other than the Retained Liabilities;

               (ii) any misrepresentation, breach of warranty or non-fulfillment of any agreement or covenant on the part of Jacobs under this Agreement;

               (iii) any acts, errors or omissions of Jacobs or any Affiliate or subsidiary of Jacobs after the Closing Date, whether made against CRSS, Jacobs, the Business to be Acquired or any Affiliate or subsidiary of any of the foregoing ; provided, however, that, with regard to any Assumed Contract or Continuing Contract, the obligations of Jacobs will apply only to the extent that the actions of Jacobs after the Closing Date are shown to be the proximate cause of such claims; and

               (iv) any Liability under the Existing Bonds, Letters of Credit and Guarantees to the extent Jacobs has the obligation to indemnify the Indemnified CRSS Party pursuant to Section 12.2 hereof with respect to the underlying obligation; and

               (v) any claim of any Corporation against CRSS or any of its Affiliates.

          12.3 Method of Asserting Claims, Etc.

               (i) In the event that any claim or demand for which CRSS would be liable to an Indemnified Jacobs Party hereunder is asserted against or sought to be collected from an Indemnified Jacobs Party by a third party, the Indemnified Jacobs Party shall promptly notify CRSS of such claim or demand, specifying the nature of such claim or demand and the amount or the estimated amount thereof to the extent then feasible (which estimate shall not be conclusive of the final amount of such claim and demand) (the "Claim Notice"). CRSS shall have ten days from the personal delivery or mailing of the Claim Notice (the "Notice Period") to notify the Indemnified Jacobs Party, (A) whether or not it disputes its liability to the Indemnified Jacobs Party hereunder with respect to such claim or demand and (B) notwithstanding any such dispute, whether or not CRSS desires, at its sole cost and expense, to defend the Indemnified Jacobs Party against such claim or demand. If CRSS does not respond to such notice within the Notice

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

    Period, then CRSS shall be deemed to have disputed its liability.

               (ii) If CRSS disputes its liability with respect to such claim or demand or the amount thereof (whether or not CRSS desires to defend the Indemnified Jacobs Party against such claim or demand), such claim or demand shall not be settled without the prior written consent of the Indemnified Jacobs Party which consent shall not be unreasonably withheld.

               (iii) In the event that CRSS notifies the Indemnified Jacobs Parties within the Notice Period that it desires to defend the Indemnified Jacobs Party against such claim or demand, then, except as hereinafter provided, CRSS shall have the right to defend the Indemnified Party by appropriate proceedings; provided, however, that CRSS shall not, without the prior written consent of the Indemnified Jacobs Party, which consent shall not be unreasonably withheld, consent to the entry of any judgment against the Indemnified Jacobs Party or enter into any settlement or compromise that does not include, as an unconditional term thereof, the giving by the claimant or plaintiff to the Indemnified Jacobs Party of a release, in form and substance satisfactory to the Indemnified Jacobs Party, as the case may be, from all liability in respect of such claim or litigation. If any Indemnified Jacobs Party desires to participate in, but not control, any such defense or settlement, it may do so at its sole cost and expense.

               (iv) If any material claim for which CRSS has accepted the duty of indemnifying an Indemnified Jacobs Party involves a Person that is or was during the three years immediately preceding the Closing Date a customer of the Business to be Acquired (a "Customer"), then CRSS shall not, without first consulting with the Indemnified Jacobs Party, institute any lawsuit or other legal proceeding against any such Customer.

               In addition, and without prejudice to the foregoing, CRSS shall, in the case of claims by a Customer against CRSS or any of its Affiliates, permit Jacobs to have the sole right to control the defense or settlement of such claim (including the sole right to settle or otherwise terminate the proceedings) in exchange for Jacobs' agreement to indemnify CRSS and its Affiliates as to such claim in such manner as CRSS may reasonably require.

               In case of a claim by CRSS or any of its Affiliates against a Customer, CRSS shall assign such claim to Jacobs, if Jacobs so requests, in return for the payment

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    by Jacobs to CRSS of the amount of the claim as reasonably determined by
    CRSS.

               (v) In the event an Indemnified Jacobs Party shall have a claim against CRSS hereunder that does not involve a claim or demand being asserted against or sought to be collected from it by a third party, the Indemnified Jacobs Party shall promptly send a Claim Notice with respect to such claim to CRSS. The foregoing shall not serve to create any Liability or obligation of CRSS to provide indemnity to an Indemnified Jacob Party except as expressly provided in Section 12.1.

               (vi) All claims for indemnification by an Indemnified CRSS Party under this Agreement shall be asserted and resolved under the procedures set forth in this Section 12.3 by substituting in the appropriate place "Indemnified CRSS Party" for "Indemnified Jacobs Party" and variations thereof and "Jacobs" for "CRSS".

              (vii) In addition to the notice requirements of Section 12.3(i), Jacobs shall use its best efforts to notify CRSS of any circumstances from which a Third Party Claim may reasonably be expected to arise with respect to which Jacobs puts its insurance carrier on notice of such circumstances.

          12.4 Compensation for Claims.

               (i) Upon a final determination of liability under Section 12.3 hereof whether by agreement of the Parties or by a final judgment of a court, with all possibilities of appeal having been exhausted, the Party found liable shall pay to the party to whom indemnification is awarded within ten days after such determination, the amount so awarded.

               (ii) Upon the payment in full of any claim, the entity making payment shall be subrogated to the rights of the Indemnified Party against any Person with respect to the subject matter of such claim.

          12.5 No Waiver of Subrogation. Nothing herein shall be construed as a waiver of any right of subrogation to which any insurance company may be entitled under any insurance policy maintained by Jacobs or CRSS. Neither Jacobs nor CRSS shall be obligated to make any claim against any insurance company should it elect not to do so. The indemnification set forth in Section 12.1 and
12.2 above shall extend to cases of the indemnitee's concurrent negligence.

          12.6 Cooperation of the Parties. Each Party shall give the other Party its full cooperation in defending all claims by third parties subject to indemnification hereunder, including

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furnishing witnesses and documentary evidence to the extent available.

          12.7 Claims Against Former Corporation Employees. If Jacobs makes any claim against CRSS or any of its Affiliates with respect to any matter or occurrence arising prior to the Closing, then CRSS shall not, and shall cause its Affiliates not to, make any claim against any former officer, director or employee of any of the CRSS Companies who are employed by Jacobs or any subsidiary of Jacobs following the Closing with respect to such claim of Jacobs, notwithstanding that CRSS or any of its Affiliates may have placed reliance upon any such person before entering into this Agreement, but this Section shall not apply to claims arising from intentional acts or omissions of such former officers, directors or employees or counterclaims against such former officers, directors or employees in litigation brought by them.


          12.8 Limitation on Indemnification. CRSS shall not be required to indemnify the Jacobs Indemnified Party hereunder to the extent of the aggregate contingency reserves as shown on the Closing Date Consolidating Balance Sheet or, with respect to Assumed Contracts and Continuing Contracts, the contingency reserves shown on their respective Profits Plans as of the Closing Date, which Profit Plans shall be consistent with the Closing Date Consolidating Balance Sheet, and to the extent of such reserves the Jacobs Indemnified Party shall be deemed not to have suffered any indemnifiable loss.

          12.9 Survival of Representations; Time Limitations. Except for the representations and warranties contained in Sections 3.8, 3.15 and 3.16(i), which shall survive until two years after the Closing Date, and except for the representations and warranties contained in Sections 3.18 or 3.27, which shall survive until four years after the Closing Date, all representations and warranties made by any party to this Agreement or pursuant hereto shall survive the Closing hereunder and any investigation at any time made by or on behalf of any party hereto for a period of twelve months after the Closing Date. CRSS and Jacobs shall have no liability under this Article Twelve for misrepresentation or breach of any representation or warranty unless notice of a claim for indemnity shall have been given to it within the applicable survival period; provided, however, that nothing in this Section shall limit the time during which either party may bring action for indemnification under Sections 12.1 or 12.2, except under Sections 12.1(iv) or 12.2(ii).

          12.10 Attorneys' Fees. If any legal action or any arbitration or other proceeding is brought by either party with respect to this Agreement, or because of an alleged dispute, breach, default, or misrepresentation in connection with any of

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

the provisions of this Agreement, the court shall award the successful or prevailing party in addition to any other relief to which it or they may be entitled, reasonable attorneys' fees and other costs incurred in that action or proceeding including fees and costs incurred on appeal and in collecting any judgment, as equitably determined by the court and the court shall so provide in its judgment.

          12.11 Remedies Exclusive. The remedies provided in this Agreement shall be exclusive and shall preclude the assertion by any party hereto of any other rights or the seeking of any other remedies against the other party hereto; provided, that this Section shall not preclude either party from asserting that it was fraudulently induced by the other party to enter into this Agreement or from seeking injunctive relief.

          ARTICLE THIRTEEN:   COSTS

          13.1 Brokers' Commissions. Neither Jacobs nor CRSS knows of any Person who is entitled to claim a commission or finder's fee with respect to the transactions contemplated by this Agreement except that CRSS will be obligated to Merrill Lynch Investment Banking Group for such fees. CRSS on the one hand and Jacobs on the other hand each agree to indemnify and hold harmless the other against any loss, liability, damage, cost, claim or expense incurred by reason of any brokerage commission or finder's fee alleged to be payable because of any act, omission or statement of the indemnifying party.

          13.2 Costs and Expenses. Except as otherwise provided herein each of the parties shall pay all legal and other fees, costs and expenses incurred or to be incurred by it in negotiating and preparing this Agreement and in closing and carrying out the transactions contemplated by this Agreement.

          ARTICLE FOURTEEN:   FORM OF AGREEMENT

          14.1 Usage Conventions. The subject headings of the Articles and Sections of this Agreement are included for purposes of convenience only and shall not affect the construction or interpretation of any of its provisions; unless the context otherwise requires, references to the singular include the plural and vice versa, and references to any gender include all genders.

          14.2 Integration.

               (i) This Agreement constitutes the entire agreement between the parties pertaining to the subject matter contained in it and supersedes all prior and contemporaneous agreements, representations, and understandings of the parties. No supplement, modification, or amendment of this Agreement shall be binding unless

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    executed in writing by all the parties. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver.

               (ii) The Annexes and Exhibits to this Agreement form part of this Agreement, take effect as if set out in this Agreement; references to this Agreement shall include the Annexes and Exhibits.

          14.3 Counterparts. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          14.4 Warranties and Representations. There are no warranties or representations, expressed or implied, with respect to the Business to be Acquired or the transactions contemplated hereby except as set forth in this Agreement.

          ARTICLE FIFTEEN:    PARTIES

          15.1 No Third Party Beneficiaries. Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the parties to it and their respective successors and assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third persons to any party to this Agreement, nor shall any provision give any third persons any right of subrogation or action over or against any party to this Agreement.

          15.2 Successors and Assigns. This Agreement shall be binding on and shall inure to the benefit of the parties to it and their respective heirs, legal representatives, successors and assigns.

          ARTICLE SIXTEEN:    GOVERNING LAW

          This Agreement shall be governed by, and construed and enforced in accordance with the laws of the State of Texas, without regard to its choice of law rules.

          ARTICLE SEVENTEEN:  NOTICES

          Except as otherwise provided herein, all notices and other communications hereunder shall be in writing and shall be (i) delivered personally against written receipt or by facsimile transmission, electronically confirmed, or tested telex, (ii) mailed by registered or certified mail (return receipt

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

requested), postage prepaid, or (iii) sent by nationally recognized overnight courier service, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice; provided that notices of a change of address shall be effective only upon receipt thereof):



               (i)  if to Jacobs, to

                    Jacobs Engineering Group Inc.
                    251 South Lake Avenue
                    Pasadena, California 91101
                    Attention:  Noel G. Watson

                    with a copy to
                    Barton, Klugman & Oetting
                    333 South Grand Avenue, 37th Floor
                    Los Angeles, California 90071
                    Attention:   David F. Morgan

               (ii) if to CRSS, to

                    CRSS Inc.
                    1177 West Loop South, Suite 800
                    Houston, Texas 77021
                    Attention:  Bruce W. Wilkinson

                    with a copy to
                    Liddell, Sapp, Zivley, Hill & LaBoon, L.L.P.
                    3400 Texas Commerce Tower
                    Houston, Texas 77002
                    Attention:  Gene G. Lewis

          Notices and other communications hereunder shall be deemed given when received except for any notices or other communications sent by registered or certified mail which shall be deemed given four (4) days after such notice or communication was deposited in the U.S. mail.

          Any party may change its address for purposes of this paragraph by giving the other parties written notice of the new address in the manner set forth above.

          ARTICLE EIGHTEEN:   CONSENT TO JURISDICTION

               (i) CRSS AND JACOBS (WHICH TERMS SHALL INCLUDE FOR THE PURPOSES OF THIS ARTICLE EIGHTEEN ALL OF THEIR RESPECTIVE AFFILIATES) HEREBY IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE STATE COURTS OF THE STATE OF TEXAS LOCATED IN HARRIS COUNTY AND TO THE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF TEXAS FOR THE PURPOSE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, AND CRSS AND

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

     JACOBS HEREBY IRREVOCABLY AGREE THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED ONLY IN SUCH COURTS. TO THE EXTENT PERMITTED BY LAW, EACH OF CRSS AND JACOBS HEREBY WAIVES AND AGREES NOT TO ASSERT BY WAY OF MOTION, AS A DEFENSE OR OTHERWISE, IN ANY SUCH ACTION OR PROCEEDING THAT IT IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF SUCH COURTS, THAT THE ACTION OR PROCEEDING IS BROUGHT IN ANY INCONVENIENT FORUM OR THAT THE VENUE OF THE ACTION OR PROCEEDING IS IMPROPER; PROVIDED, HOWEVER, THAT NOTHING HEREIN SHALL PREVENT EITHER PARTY FROM REMOVING ANY CASE HEREUNDER BROUGHT IN A STATE COURT TO THE FEDERAL DISTRICT COURT FOR THE SOUTHERN DISTRICT OF TEXAS. CRSS AND JACOBS AGREE THAT A FINAL JUDGMENT IN ANY ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

               (ii) EACH OF CRSS AND JACOBS IRREVOCABLY CONSENTS TO THE SERVICE OF THE SUMMONS AND COMPLAINT AND ANY OTHER PROCESS IN ANY OTHER ACTION OR PROCEEDING RELATING TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, ON BEHALF OF ITSELF OR ITS PROPERTY, AT THE ADDRESSES SET FORTH IN ARTICLE SEVENTEEN HEREOF. IN ADDITION, EACH OF CRSS AND JACOBS HEREBY APPOINTS CT CORPORATION SYSTEM, 811 DALLAS AVENUE, HOUSTON, TEXAS 77002, AS ITS AGENT FOR SERVICE OF PROCESS IN ANY SUCH ACTION OR PROCEEDING. NOTHING IN THIS ARTICLE EIGHTEEN SHALL AFFECT THE RIGHT OF CRSS OR JACOBS TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

          IN WITNESS WHEREOF, the parties to this Agreement have duly executed it on the day and year first above written.

                                 JACOBS ENGINEERING GROUP INC.


                                 By     NOEL G. WATSON
                                   ----------------------

                                 Name:  Noel G. Watson

                                 Title: President/CEO


                                 CRSS INC.


                                 By     BRUCE W. WILKINSON
                                   ------------------------

                                 Name:  Bruce W. Wilkinson

                                 Title:  CHM/CEO

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

                      ANNEXES TO AGREEMENT
                      --------------------

Annex          Subject                       Principal Reference
- - -----          -------                       -------------------

I              Form of Bill of Sale            10.1

II             Form of Assumption Agreement    10.2

III            Form of Covenant Not to
                 Compete                       8.12

IV             Form of Service Mark
                 License Agreement              7.6

V              At Risk Contracts               11.1

VI             Form of Services Agreement      11.4

VII            Trade Names                     11.2


                    EXHIBITS TO BE FURNISHED
                    ------------------------

                              BY CRSS
                              -------
                                             Exhibit Number and
                                             -------------------
     Description                             Paragraph Reference
     -----------                             -------------------

States of Incorporation                           3.1
Authorized and Outstanding Capitalization         3.2
Subsidiaries                                      3.3
Financial Statements                              3.4
Material Changes                                  3.5
Real Property                                     3.7
Assumed Contracts; Continuing Contracts;
  Personal Property Leases;
  Ancillary Contracts                             3.8
Equipment and Other Assets                        3.9
Accounts receivable                               3.10
Backlog                                           3.11
Trade Names; Intellectual Property                3.12
Exceptions to Good Title; Related
  Party Transactions                              3.13
Insurance policies; bonds;
  Letters of Credit                               3.14
Material contracts                                3.15
Litigation                                        3.18
Violation of other agreements                     3.19
Interests in customers and suppliers              3.22
Officers, employees, et al.                       3.24
Government Contracts                              3.27

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